For further information: Paula Waters, VP, Investor Relations 504/576-4380 pwater1@entergy.com
INVESTOR NEWS
Exhibit 99.1

April 25, 2013

ENTERGY REPORTS FIRST QUARTER EARNINGS

NEW ORLEANS – Entergy Corporation (NYSE: ETR) reported earnings of $0.90 per share on an as-reported basis and $0.94 per share on an operational basis for first quarter 2013, as shown in Table 1 below. A more detailed discussion of quarterly results begins on page 2 of this release.

Table 1: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
First Quarter 2013 vs. 2012
(Per share in U.S. $)
	First Quarter
	2013	2012	Change
As-Reported Earnings	0.90	(0.86)	1.76
Less Special Items	(0.04)	(1.30)	1.26
Operational Earnings	0.94	0.44	0.50
Weather Impact	(0.10)	(0.18)	0.08

Operational Earnings Highlights for First Quarter 2013
•	Utility earnings were higher driven by higher net revenue and lower income tax expense, partially offset by increased non-fuel operation and maintenance expense and higher depreciation expense.
•	Entergy Wholesale Commodities earnings increased due primarily to an increase in net revenue.
•	Parent & Other results declined due to several individually insignificant items.

“First quarter results reflected top-line growth in both the Utility and EWC businesses,” said Leo Denault, Entergy’s chairman and chief executive officer. “Stronger Utility results were driven by major generation investments in 2012 that benefited our customers through portfolio enhancements by adding modern, efficient natural-gas facilities and capital improvements to the nuclear fleet. The Utility’s positive results also reflect efficient regulatory processes that recognize the benefits of prudent investment and include those investments in rates. At EWC, stronger spot northeast power prices resulted in average prices significantly above expectations. Prices reflected tight regional gas supplies and high delivered-gas prices into New England markets this winter, demonstrating the value of diversity as well as low marginal cost and highly reliable and virtually emission-free resources.

“These developments are part of ongoing efforts to create sustainable value for all of our stakeholders – owners, customers, employees and the communities we serve. Strategic imperatives key to our success include growing Utility earnings, improving EWC results, executing on our transmission initiatives, and optimizing the organization through human capital management.”

Entergy’s business highlights also included the following:
•	ITC shareholders approved the merger with Entergy’s transmission business, one of the steps in the proposed spin-merge transaction.
•	EAI has reached agreement on a long-term contract for a new, large-scale industrial facility, a steel mill near Osceola, Ark. EAI expects a public service commission ruling on its contract by May 20.
•
For the second year in a row, the U.S. EPA has recognized ETI with a 2013 ENERGY STAR Partner of the Year Award for its outstanding contributions to reducing greenhouse gas emissions through energy efficiency programs for its customers.

•	Vermont Yankee nuclear power plant completed another breaker-to-breaker run, operating continuously for the full operating cycle, 493 days straight.
•	Entergy has been included on Corporate Responsibility Magazine’s 100 Best Corporate Citizens List.

A teleconference will be held at 10 a.m. CT on Thursday, April 25, 2013, to discuss Entergy’s first quarter 2013 earnings announcement and may be accessed by dialing (719) 457-2080, confirmation code 9708842, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available by telephone and on Entergy’s website at www.entergy.com as soon as practical after the transcript is filed with the U.S. Securities and Exchange Commission due to filing requirements associated with the proposed spin-off and merger of Entergy’s transmission business with ITC. The telephone replay will be available through May 2, 2013, by dialing (719) 457-0820, confirmation code 9708842.

I.	Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for first quarter 2013 versus 2012, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings. A detailed discussion of the factors driving quarterly results at each business segment follows.

Table 2: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures First Quarter 2013 vs. 2012 (see Appendix F for definitions of certain measures)
(Per share in U.S. $)
	First Quarter
	2013	2012	Change
As-Reported
Utility	0.69	0.35	0.34
Entergy Wholesale Commodities	0.46	(0.99)	1.45
Parent & Other	(0.25)	(0.22)	(0.03)
Consolidated As-Reported Earnings	0.90	(0.86)	1.76

Less Special Items
Utility	(0.04)	(0.03)	(0.01)
Entergy Wholesale Commodities	-	(1.26)	1.26
Parent & Other	-	(0.01)	0.01
Consolidated Special Items	(0.04)	(1.30)	1.26

Operational
Utility	0.73	0.38	0.35
Entergy Wholesale Commodities	0.46	0.27	0.19
Parent & Other	(0.25)	(0.21)	(0.04)
Consolidated Operational Earnings	0.94	0.44	0.50
Weather Impact	(0.10)	(0.18)	0.08

Detailed earnings variance analysis is included in Appendix B-1 to this release. In addition, Appendix B-2 provides details of special items shown in Table 2 above.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy’s net cash flow provided by operating activities in first quarter 2013 was $544 million compared to $601 million in first quarter 2012. The overall quarterly decrease was due primarily to higher deferred fuel refunds and non-capital storm spending associated with Hurricane Isaac and the late December 2012 Arkansas ice storm. These decreases were partially offset by higher EWC net revenue.

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with current quarter comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
First Quarter 2013 vs. 2012
(U.S. $ in millions)
	First Quarter
	2013	2012	Change
Utility	369	483	(114)
Entergy Wholesale Commodities	235	164	71
Parent & Other	(60)	(46)	(14)
Total Net Cash Flow Provided by Operating Activities	544	601	(57)

II.	Utility

In first quarter 2013, Utility earnings were $0.69 per share on an as-reported basis and $0.73 per share on an operational basis, compared to as-reported earnings per share of $0.35 and operational earnings per share of $0.38 in first quarter 2012. The quarter-over-quarter increase in Utility operational earnings per share was due largely to higher net revenue. Lower income tax expense associated with Entergy’s write off of an EGSL regulatory asset in first quarter 2012 also contributed to the earnings increase.

Higher net revenue was attributable to both volume and pricing factors. Utility net revenue in the current quarter reflected the net effect of pricing adjustments from regulatory actions and investments, primarily from placing in service the Grand Gulf extended power uprate, Waterford 3 steam generator replacement and the Hinds and Hot Spring power plant acquisitions. A portion of the net revenue increase was for recovery of costs below the net revenue line including depreciation, taxes other than income taxes and non-fuel operation and maintenance expenses.

Net revenue also reflected higher retail sales volume, attributable to weather. Both periods had negative weather effects, but the weather in the current quarter was not as mild as first quarter 2012. On a weather-adjusted basis, billed retail sales were flat quarter-over-quarter. Increased sales in residential and commercial and governmental segments offset declining sales in the industrial segment. Industrial sales declined quarter over quarter due largely to moderating global economic growth and little to no growth in exports. These effects were felt especially in the chemicals segment resulting in reduced capacity factors.

Retail electric sales in billed gigawatt-hours are summarized in Table 4. Overall, total billed retail sales on a weather-adjusted basis were flat quarter over quarter, but varied by segment as follows:
•	Residential sales in first quarter 2013, on a weather-adjusted basis, increased 0.8 percent compared to first quarter 2012.
•	Commercial and governmental sales, on a weather-adjusted basis, increased 0.5 percent quarter over quarter.
•	Industrial sales in the first quarter decreased (0.9) percent compared to the same quarter of 2012.

These items were partially offset by higher non-fuel operation and maintenance expense and higher depreciation expense. As noted above, some of the increased expenses were associated with plant acquisitions and regulatory actions which were offset in net revenue.

Table 4 provides a comparative summary of Utility operational performance measures.

Table 4: Utility Operational Performance Measures
First Quarter 2013 vs. 2012 (see Appendix F for definitions of certain measures)

	First Quarter
	2013	2012	% Change	% Weather Adjusted
GWh billed
Residential	8,344	7,760	7.5%	0.8%
Commercial and governmental	7,005	6,992	0.2%	0.5%
Industrial	9,868	9,958	(0.9)%	(0.9)%
Total Retail Sales	25,217	24,710	2.1%	-
Wholesale	630	732	(13.9)%
Total Sales	25,847	25,442	1.6%
O&M expense per MWh (a)	$21.02	$20.08	4.7%
Number of retail customers
Residential	2,388,522	2,373,715	0.6%
Commercial and governmental	356,809	354,675	0.6%
Industrial	38,744	38,314	1.1%
Total Retail Customers	2,784,075	2,766,704	0.6%

(a)	Excludes the special item associated with the proposed spin-merge of the transmission business.

Appendix C provides information on selected pending local and federal regulatory cases.

III.	Entergy Wholesale Commodities

EWC operational adjusted EBITDA was $194 million in the first quarter of 2013, compared to $144 million in the same period a year ago, as shown in Table 5.

Table 5: Entergy Wholesale Commodities Operational Adjusted EBITDA – Reconciliation of GAAP to Non-GAAP Measures
First Quarter 2013 vs. 2012 (see Appendix F for definitions of certain measures)
($ in millions)
	First Quarter
	2013	2012	Change
Net income	82	(176)	258
Add back: interest expense	3	6	(3)
Add back: income tax expense	57	(92)	149
Add back: depreciation and amortization	49	51	(2)
Subtract: interest and investment income	28	31	(3)
Add back: decommissioning expense	31	30	1
Adjusted EBITDA	194	(212)	406
Add back: special item for asset impairment	-	356	(356)
Operational adjusted EBITDA	194	144	50

The EWC operational adjusted EBITDA increase was due largely to higher net revenue from the nuclear portfolio on higher energy and capacity prices. Average realized revenue per megawatt hour for the nuclear fleet was approximately $58 in the current quarter, up from approximately $50 in the same period last year. The effect of higher prices was partially offset by an increase in nuclear refueling and unplanned outage days.

EWC earnings per share for first quarter 2013 were $0.46 on an as-reported and an operational basis, compared to the first quarter 2012 as-reported loss of $(0.99) per share and operational earnings of $0.27 per share. The increase in operational earnings was largely attributable to the operational adjusted EBITDA drivers noted above. An asset impairment of the Vermont Yankee nuclear power plant recorded in first quarter 2012 contributed to the as-reported increase.

Table 6 provides a comparative summary of EWC operational performance measures.

Table 6: Entergy Wholesale Commodities Operational Performance Measures
First Quarter 2013 vs. 2012 (see Appendix F for definitions of certain measures)

	First Quarter
	2013	2012	% Change
Owned capacity (MW)	6,612	6,612	-
GWh billed	10,387	11,281	(7.9)%
Net revenue ($ millions)	493	452	9.1%
Average realized revenue per MWh	$58.66	$49.29	19.0%
Non-fuel O&M expense per MWh (b)	$25.22	$23.93	5.4%

EWC Nuclear Fleet
Capacity factor	83%	88%	(5.7)%
GWh billed	9,246	9,838	(6.0)%
Average realized revenue per MWh	$57.82	$50.32	14.9%
Production cost per MWh	$25.94	$25.85	0.3%
Refueling outage days
Indian Point 2	-	27
Indian Point 3	28	-
Vermont Yankee (c)	22	-

(b)	First quarter 2012 excludes the effect of the special item for impairment of the Vermont Yankee assets.
(c)	Vermont Yankee had four refueling outage days in second quarter 2013.

Table 7 provides information on current forward capacity and generation contracts for EWC’s fleet, as well as total revenue projections based on market prices as of March 31, 2013. EWC uses a combination of forward physical and financial contracts, including swaps, collars, put and/or call options, to manage forward commodity price risk. Certain hedge volumes have price downside and upside relative to market price movements. The contracted minimum, current expected value and sensitivity are provided to show potential variations. While the sensitivity reflects the minimum, it may not reflect the total maximum upside potential from higher market prices. Information contained in Table 7 represents projections at a point in time and will vary over time based on numerous factors, such as future market prices, contracting activities and generation.

Table 7: Entergy Wholesale Commodities Capacity and Generation
Second Quarter 2013 through 2017 (see Appendix F for definitions of certain measures)
(based on market prices as of March 31, 2013) (d)
	Balance of 2013	2014	2015	2016	2017
EWC Nuclear Portfolio
Energy
Planned TWh of generation	31	41	41	40	41
Percent of planned generation under contract
Unit-contingent	41%	22%	12%	12%	13%
Unit-contingent with availability guarantees	20%	15%	13%	13%	13%
Firm LD	23%	58%	14%	-%	-%
Offsetting positions	-%	(19)%	-%	-%	-%
Total	84%	76%	39%	25%	26%
Average revenue per MWh on contracted volumes
Minimum	$44	$44	$45	$50	$51
Expected based on current market prices	$45	$47	$48	$51	$52
Sensitivity: -/+ $10 per MWh market price change	$44 - $48	$44 - $51	$45 - $54	$50 - $54	$51 - $55

Capacity
Planned net MW in operation	5,011	5,011	5,011	5,011	5,011
Percent of capacity sold forward
Bundled capacity and energy contracts	16%	16%	16%	16%	16%
Capacity contracts	35%	17%	12%	18%	9%
Total	51%	33%	28%	34%	25%
Average revenue under contract per kW per month (applies to capacity contracts only)	$2.0	$2.4	$3.3	$3.2	$3.2

Total Nuclear Energy and Capacity Revenues
Expected sold and market total revenue per MWh	$48	$47	$47	$49	$51
Sensitivity: -/+ $10 per MWh market price change	$46 - $53	$44 - $53	$40 - $55	$42 - $57	$43 - $58

EWC Non-Nuclear Portfolio
Energy
Planned TWh of generation	5	6	6	6	6
Percent of planned generation under contract
Cost-based contracts	35%	32%	35%	32%	32%
Firm LD	6%	6%	6%	6%	6%
Total	41%	38%	41%	38%	38%

Capacity
Planned net MW in operation	1,052	1,052	1,052	1,052	977
Percent of capacity sold forward
Cost-based contracts	30%	24%	24%	24%	26%
Bundled capacity and energy contracts	9%	8%	8%	8%	8%
Capacity contracts	45%	50%	48%	47%	21%
Total	84%	82%	80%	79%	55%

Total Non-Nuclear Net Revenue
Expected portfolio net revenue in $ millions	$59	$84	$83	$96	$96

(d)
Assumes uninterrupted normal operation at all plants. NRC license renewal applications are in process for both Indian Point units; current license expirations are 9/28/13 for Indian Point 2 and 12/12/15 for Indian Point 3.

IV.	Parent & Other

Parent & Other reported a loss of $(0.25) per share on an as-reported and an operational basis in first quarter 2013, compared to an as-reported loss of $(0.22) per share and an operational loss of $(0.21) per share in first quarter 2012. The decrease was attributable to several individually insignificant items.

V.	2013 Earnings Guidance

Entergy updated its 2013 earnings guidance range to be $4.56 to $5.36 per share on an as-reported basis and affirmed operational guidance of $4.60 to $5.40 per share. The revised as-reported guidance range reflects special items recorded in the current quarter for expenses in connection with the proposed spin-off and merger of Entergy’s transmission business with ITC.

The 2013 earnings guidance is detailed in Table 8. Year-over-year changes are shown as point estimates and are applied to 2012 earnings to compute the 2013 guidance midpoint. Drivers for the 2013 earnings guidance range are listed separately. Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the guidance midpoint to produce Entergy’s guidance range. As-reported earnings guidance for 2013 does not reflect potential future expenses for the proposed spin-merge of the transmission business with ITC. The as-reported 2013 guidance will be updated throughout the year as these transaction-related expenses are incurred.

Table 8: 2013 Earnings Per Share Guidance – As-Reported and Operational
(Per share in U.S. $) – As-reported last updated April 2013 (e)
Segment	Description of Drivers	2012 Earnings per Share	Expected Change	2013 Guidance Midpoint	2013 Guidance Range

Utility	2012 Operational Earnings per Share	5.51
	Adjustment to normalize weather		0.09
	Increased net revenue due to absence of second quarter 2012 regulatory charge		0.57
	Increased net revenue due to retail sales growth and rate actions		1.25
	Increased non-fuel operation and maintenance expense		(0.40)
	Increased taxes other than income taxes		(0.10)
	Increased depreciation expense		(0.35)
	Decreased other income		(0.05)
	Increased interest and other charges		(0.10)
	Higher effective income tax rate		(1.85)
	Other		0.13
	Subtotal	5.51	(0.81)	4.70

Entergy Wholesale Commodities	2012 Operational Earnings per Share	1.49
	Decreased net revenue due primarily to lower pricing on nuclear assets		(0.40)
	Increased non-fuel operation and maintenance expense		(0.15)
	Increased decommissioning expense		(0.15)
	Increased depreciation expense		(0.10)
	Lower effective income tax rate		0.10
	Other		0.01
	Subtotal	1.49	(0.69)	0.80

Parent & Other	2012 Operational Earnings per Share	(0.77)
	Increased Parent interest expense		(0.05)
	Lower income tax expense		0.30
	Other		0.02
	Subtotal	(0.77)	0.27	(0.50)

Consolidated Operational	2013 Operational Earnings per Share Guidance Range	6.23	(1.23)	5.00	4.60 – 5.40

Consolidated As-Reported	2012 As-Reported Earnings per Share	4.76
	Changes detailed above		(1.23)
	2012 Expenses associated with the proposed spin-merge of Entergy’s transmission business		0.21
	2012 Asset impairment on Vermont Yankee nuclear power plant		1.26
	Year-to-date 2013 special item for expenses associated with proposed spin-merge of Entergy’s transmission business		(0.04)
	2013 As-Reported Earnings per Share Guidance Range	4.76	0.20	4.96	4.56 – 5.36

(e)	Originally prepared November 2012 and updated February 2013 to reflect 2012 final results; also updated the as-reported guidance range in April 2013.

Key assumptions supporting 2013 operational earnings guidance are as follows:

Utility
•	Normal weather
•	Increased net revenue due to the absence of the second quarter 2012 regulatory charge
•	Retail sales growth of around 1.25 percent on a weather-adjusted basis
•
Increased net revenue from rate actions, including those associated with the Waterford 3 steam generator replacement project, a full year of the Grand Gulf extended power uprate and the Hinds and Hot Spring acquisitions, which are partially offset by increases in non-fuel operation and maintenance expense, depreciation expense and taxes other than income taxes

•	Increased non-fuel operation and maintenance expense due to plant acquisitions and other general expense increases
•	Increased taxes other than income taxes resulting largely from new plant acquisitions as well as increased franchise taxes
•	Increased depreciation expense associated with capital spending at the Utility and the new depreciation rates established in the ETI rate case in July 2012
•
Decreased other income due primarily to lower allowance for equity funds used during construction as significant projects moved into service (Waterford 3 steam generator, Grand Gulf extended power uprate)

•	Increased interest expense due primarily to a higher level of debt outstanding
•	Higher effective income tax rate in 2013, due largely to the net effect of items recorded in 2012

Entergy Wholesale Commodities
•	EWC drivers represent expected variances at the segment level for 2013
•
46 TWh of output for the total fleet, reflecting an approximate 92 percent nuclear capacity factor compared to an 89 percent nuclear capacity factor in 2012; 2013 includes approximately 30- to 35-day scheduled refueling outages at Indian Point 3, Pilgrim and Vermont Yankee in Spring 2013 and Palisades in Fall 2013 (outage days vary depending on the scope of the outage)

•	Assumes full year operations for all nuclear plants
•	$47/MWh average total energy and capacity revenues for EWC-nuclear fleet based on published market prices at the end of September 2012
o	$45/MWh average revenue per MWh on contracted energy volumes, representing 84 percent of planned generation (prepared November 2012)
o	$43/MWh average market price on 16 percent unsold energy volumes (prepared November 2012); as of the end of March 2013, average market energy price for unsold volumes was approximately $50/MWh
o	$2.3/kW-month average capacity revenue under contract on 28 percent capacity (excludes bundled capacity contracts, which are priced within the contracted energy volumes above) (prepared November 2012)
o
$1.8/kW-month average capacity price on 56 percent unsold capacity (prepared November 2012); as of the end of March 2013, average market capacity price for unsold volumes was approximately $3.2/kW-month

•	$77 million non-nuclear portfolio net revenue based on prices at the end of September 2012
•	Nuclear fuel expense around $6.5/MWh for 2013 compared to approximately $5.9/MWh for 2012
•	Decreased purchased power expense reflected in net revenue
•
Non-fuel operation and maintenance expense, including nuclear refueling outage expenses, around $24.3/MWh reflecting increases in refueling outage amortization for Vermont Yankee following a reduction in 2012 due to the asset impairment, general expense increases and higher costs at RISEC due to higher maintenance outage costs

•
Increased decommissioning expense due to the absence of a reduction in the asset retirement obligation resulting from updated decommissioning cost studies completed in the second quarter 2012, which reduced decommissioning expense in the prior year period

•
Increased depreciation expense on nuclear assets due to higher depreciable plant balances as well as declining useful life of nuclear assets; also contributing was the absence of the third quarter 2012 DOE litigation awards for Indian Point 2 which resulted in a reversal of previously recorded depreciation expense

•	Lower effective income tax rate in 2013

Parent & Other
•	Higher Parent interest expense due largely to higher average debt outstanding
•	Lower income tax expense on Parent & Other activities

Other
•	2013 average fully diluted shares outstanding of approximately 177 million
•	Overall effective income tax rate of 34 percent in 2013, the timing and segment of which may ultimately vary
•	Pension discount rate of 5.1 percent; the final average pension discount rate is 4.36 percent

Earnings guidance for 2013 should be considered in association with earnings sensitivities as shown in Table 9. These sensitivities illustrate the estimated change in operational earnings per share resulting from changes in various revenue and expense drivers. Traditionally, the most significant variables for earnings drivers are retail sales for the Utility and energy prices for EWC. In addition, the earnings guidance range for 2013 takes into consideration a number of regulatory initiatives (rate actions) underway across the Utility jurisdictions.

Estimated annual impacts shown in Table 9 are intended to be indicative rather than precise guidance.

Table 9: 2013 Earnings Sensitivities
(Per share in U.S. $) – Prepared November 2012
Variable	2013 Guidance Assumption	Description of Change	Estimated Annual Impact
Utility
Retail sales growth Residential Commercial / Governmental Industrial	Around 1.25% retail sales growth on a weather adjusted basis	1% change in Residential MWh sold 1% change in Comm / Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.02
Rate base	Growing rate base	$100 million change in rate base	- / + 0.03
Return on equity	Authorized regulatory ROEs	1% change in allowed ROE	- / + 0.41
Non-fuel operation and maintenance expense	Increased due to plant acquisitions and general expenses	1% change in expense	+ / - 0.08
Entergy Wholesale Commodities (f)
Nuclear capacity factor	92% capacity factor	1% change in capacity factor	- / + 0.06
EWC revenue	$47/MWh nuclear revenue; $77M non-nuclear net revenue	$10/MWh market price change	- 0.25 / + 0.49
Total non-fuel operation and maintenance expense	$24.3/MWh non-fuel operation and maintenance expense	1% change in expense	+ / - 0.04
Nuclear Outage (lost revenue only)	92% capacity factor, including refueling outages for four EWC nuclear units	1,000 MW plant for 10 days at average portfolio energy price of $45/MWh for contracted volumes and $43/MWh for unsold volumes in 2013 (assuming no resupply option exercise)	- 0.03 / n/a
Consolidated
Interest expense	Higher debt outstanding balances	1% change in interest rate on $1 billion debt	+ / - 0.03
Pension and other postretirement costs (expense portion only)	Discount rate of 5.1%	0.25% change	- / + 0.07
Effective income tax rate	34% effective income tax rate	1% change in overall effective income tax rate	+ / - 0.08

(f)	Assumes uninterrupted normal operation at all nuclear plants.

VI.	Long-term Financial Outlook

Entergy believes it offers a long-term, competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets. Table 10 summarizes the current five-year financial outlook for 2010 through 2014. Entergy also noted that the five-year financial outlook does not reflect the effects of the proposed spin-merge of the transmission business discussed in Appendix A.

Table 10: Long-term Financial Outlook (see Appendix F for definitions of certain measures)
As of April 2013
Category	Long-term Outlook	Assumption

Earnings	Utility net income	Around 6 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).
Entergy Wholesale Commodities results
Revenue projections through 2014 will experience volatility due to commodity market activities – one of the most important fundamental drivers for this business. At current sold and forward prices with its existing asset portfolio and contracts, EWC is expected to deliver declining adjusted EBITDA for the period through 2014 compared to 2010. However, EWC offers a valuable long-term option from the potential positive effects of economic growth (driving increased load, market heat rates, capacity prices and natural gas prices), aging and unprofitable unit retirements (driving market heat rate expansion and capacity price increases), rationalization of supply and growth of demand in natural gas markets and impacts from environmental legislation.

	Corporate results	Results will vary depending upon factors including future effective income tax and interest rates and the amount / timing of share repurchases, if any.

Capital Deployment	A balanced capital investment / return program
Entergy continues to see value-added investment opportunities at the Utility that benefit customers, as well as an investment outlook at EWC that supports continued safe, secure and reliable operations and opportunistic investments. Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program. Given the company’s financial profile with a mix of utility and non-utility businesses, both common stock dividends and share repurchases will be considered in establishing return of capital policies. Over the five year period from 2010 – 2014 under the current long-term business outlook, capital deployment through dividends and share repurchases is projected to total around $4 billion. The amount of share repurchases may vary as a result of material changes in business results, capital spending or new investment opportunities.

Credit Quality		Strong liquidity.
Solid credit metrics that support ready access to capital on reasonable terms.

VII.	Appendices

Seven appendices are presented in this section as follows:

•	Appendix A includes information on Entergy’s plan to spin off the Utility transmission business and merge that business with a subsidiary of ITC.
•	Appendix B includes earnings per share variance analysis and detail on special items that relate to the current quarter results.
•	Appendix C provides information on selected pending local and federal Utility regulatory cases and events.
•	Appendix D provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
•	Appendix E provides a summary of planned capital expenditures for the next three years.
•	Appendix F provides definitions of the operational performance measures, GAAP and non-GAAP financial measures and abbreviations or acronyms that are used in this release.
•	Appendix G provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

A.	Spin-Merge of Transmission Business

In December 2011, the Entergy and ITC boards of directors approved a definitive agreement under which Entergy will spin off and then merge its electric transmission business with a subsidiary of ITC. The transaction is targeted to close in 2013 and is subject to the satisfaction of certain closing conditions. Regulatory filings include the Entergy Utility operating companies’ retail regulators and the Missouri Public Service Commission, as well as several federal agencies. ITC shareholders approved the transaction on April 16, 2013.

Appendix A provides a summary of certain activities that are pending.

Appendix A: Regulatory Summary Table for Spin-Merge of Transmission Business (see Appendix F for definitions of certain abbreviations or acronyms)
Proceeding	Pending Activities
Retail Regulators
Request / Recent Activity: On Feb. 19, 2013, ETI, in conjunction with ITC Holdings Corp. and ITC MidSouth LLC, collectively ITC, filed a joint application with the PUCT seeking approval for the Entergy companies’ proposal to spin off and merge the Utility’s transmission business with ITC, including approval for change of control of the transmission assets and transaction-related steps in the spin-merge. Separately, ETI filed for recovery of ITC-related costs post closing through the transmission rider mechanism. In April 2013, the LPSC Staff, APSC Staff and other parties filed testimony in the proceedings pending at the LPSC and APSC, respectively, identifying concerns with the proposed transaction and concluding that the transaction in its current form does not satisfy the applicable criteria for approval. The LPSC Staff testimony also included a comprehensive set of conditions should the LPSC determine that the transaction is in the public interest. Conditions were also recommended by the Arkansas Attorney General should the APSC consider approving the transaction. Intervening parties previously filed testimony in the CCNO and MPSC proceedings.
Although EAI serves no retail customers in Missouri, a joint application was also filed with the Missouri PSC on Feb. 14, 2013 out of an abundance of caution related to EAI’s limited transmission assets located in Missouri. On April 17, 2013, the Missouri PSC voted to consolidate the ITC transaction proceeding with EAI’s MISO notice proceeding also pending before the Missouri PSC for purposes of hearing.
Next Steps: PUCT Staff and CCNO Advisors will file testimony in May 2013. MPSC Staff will file testimony in June 2013. The Utility operating companies will file rebuttal testimony from mid-May through mid-July. A hearing in the PUCT proceeding is scheduled in late May 2013. The Missouri PSC has scheduled a hearing in June 2013. Hearings are scheduled in July 2013 in the APSC, LPSC and CCNO proceedings; the MPSC hearing is scheduled for early August 2013. The jurisdictional deadline for a decision in Texas is Aug. 18, 2013. In ETI’s transmission rider proceeding, a procedural schedule was set that provides for a hearing in July 2013; other parties have appealed that schedule to the PUCT.

Federal Energy Regulatory Commission
Sections 203, 205 and 305(a) Filings Recent Activity: On March 22, 2013, FERC extended by 180 days the timing for action on the Utility operating companies’ and ITC’s Sept. 24, 2012 joint application requesting certain approvals related to the proposal to spin off and merge the Utility’s transmission business with ITC. The FERC tolling order was based on the two comment period extensions provided in the docket.
Next Steps: FERC is anticipated to issue a decision, set for hearing and settlement procedures, or otherwise act on the application by Sept. 18, 2013.

Section 204 Filings Recent Activity: On Oct. 31, 2012, three separate applications under Section 204 of the FPA were submitted to FERC (two by Entergy and one by ITC). The Entergy applications seek authorization related to certain debt financings necessary to effectuate the ITC transaction. The ITC application seeks authorizations related to certain post-closing financings. The applications request that FERC grant the requested authorizations within ninety days from the date of the application. Entergy has responded to the lone protest filed in these dockets, as well as a request for additional information from FERC Staff.
Next Steps: There is no set deadline for FERC to take action on the application.

Internal Revenue Service
Request / Recent Activity: In July 2012, Entergy Corporation submitted a request to the IRS seeking a private letter ruling substantially to the effect that certain requirements for the tax-free treatment of the distribution of TransCo are met.
Next Steps: The IRS is expected to make a determination on the request in the first half of 2013.

Nuclear Regulatory Commission
Request / Recent Activity: On Sept. 27, 2012, Entergy Operations, Inc. on behalf of EAI, EGSL, ELL and SERI submitted an application to the NRC for approval of certain nuclear plant license transfers and amendments as part of the steps to complete the transaction.
Next Steps: The NRC is expected to complete its formal review by mid-2013.

Securities and Exchange Commission
Request / Recent Activity: ITC filed Amendment No. 3 to Form S-4 Registration Statement on Feb. 20, 2013 and the Proxy Statement / 424(b) Prospectus on Feb. 27, 2013. The Form S-4 became effective on Feb. 25, 2013. ITC shareholders approved the merger agreement at a special meeting of shareholders on April 16, 2013.
Next Steps: The newly-formed TransCo will prepare and file a registration statement for the TransCo common units. The filing is expected to be made in mid-2013.

Hart-Scott-Rodino Notification	Request / Recent Activity: On Dec. 14, 2012, Entergy and ITC each filed a premerger notification under the HSR Act. The 30-day waiting period required under the HSR Act expired on Jan. 14, 2013.

Additional Information and Where to Find It
ITC filed a registration statement on Form S-4 (Registration No. 333-184073) with the SEC registering the offer and sale of shares of ITC common stock to be issued to Entergy shareholders in connection with the proposed transactions. This registration statement was declared effective by the SEC on Feb. 25, 2013. ITC shareholders are urged to read the prospectus included in the ITC registration statement and any other relevant documents because they contain important information about TransCo and the proposed transactions. In addition, TransCo will file a registration statement with the SEC registering the offer and sale of TransCo common units to be issued to Entergy shareholders in connection with the proposed transactions. Entergy shareholders are urged to read the prospectus included in the ITC registration statement and the prospectus to be included in the TransCo registration statement (when available) and any other relevant documents, because they contain important information about ITC, TransCo and the proposed transactions. The registration statements, prospectuses and other documents relating to the proposed transactions (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents, when available, can also be obtained free of charge from Entergy upon written request to Entergy Corporation, Investor Relations, P.O. Box 61000, New Orleans, LA 70161 or by calling Entergy’s Investor Relations information line at 1-888-ENTERGY (368-3749), or from ITC upon written request to ITC Holdings Corp., Investor Relations, 27175 Energy Way, Novi, MI 48377 or by calling 248-946-3000.

B.	Variance Analysis and Special Items

Appendix B-1 provides details of first quarter 2013 vs. 2012 as-reported and operational earnings variance analysis for Utility, Entergy Wholesale Commodities, Parent & Other and Consolidated.

Appendix B-1: As-Reported and Operational Earnings Per Share Variance Analysis
First Quarter 2013 vs. 2012
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)

	Utility			Entergy Wholesale Commodities			Parent & Other		Consolidated
	As-Reported	Opera- tional		As-Reported	Opera-tional		As- Reported	Opera-tional	As- Reported	Opera-tional
2012 earnings	0.35	0.38		(0.99)	0.27		(0.22)	(0.21)	(0.86)	0.44
Net revenue	0.41	0.41	(g)	0.14	0.14	(h)	0.01	0.01	0.56	0.56
Income taxes - other	0.23	0.23	(i)	-	-		-	-	0.23	0.23
Nuclear refueling outage expense	(0.01)	(0.01)		0.02	0.02		-	-	0.01	0.01
Asset impairment	-	-		1.26	-	(j)	-	-	1.26	-
Other income (deductions) - other	(0.04)	(0.04)		0.01	0.01		-	-	(0.03)	(0.03)
Interest expense and other charges	(0.03)	(0.03)		0.01	0.01		(0.02)	(0.02)	(0.04)	(0.04)
Taxes other than income taxes	(0.04)	(0.04)		(0.01)	(0.01)		-	-	(0.05)	(0.05)
Depreciation / amortization expense	(0.08)	(0.08)	(k)	0.01	0.01		-	-	(0.07)	(0.07)
Other operation & maintenance expense	(0.10)	(0.09)	(l)	0.01	0.01		(0.02)	(0.03)	(0.11)	(0.11)
2013 earnings	0.69	0.73		0.46	0.46		(0.25)	(0.25)	0.90	0.94

(g)
The increase was due to both volume and pricing factors. Current quarter net revenue reflected the net effect of pricing adjustments from regulatory actions and investments, primarily from placing the Grand Gulf extended power uprate, Waterford 3 steam generator replacement and the Hinds and Hot Spring power plant acquisitions in service. The ETI 2012 rate case order and the EAI energy efficiency rider also contributed. A portion of the net revenue increase was for recovery of costs below the net revenue line including non-fuel operation and maintenance expense, depreciation expense and taxes other than income taxes. Net revenue also reflected higher retail sales volume attributable to weather. Both periods had negative weather effects, but the weather in the current quarter was not as mild as the first quarter 2012.

Utility Net Revenue Variance Analysis 2013 vs. 2012 ($ EPS)
First Quarter
Weather	0.08
Sales growth / pricing	0.31
Other	0.02
Total	0.41

(h)	The increase was due primarily to higher nuclear energy and capacity pricing, partially offset by a decline in nuclear generation due to an increase in refueling and unplanned outage days.

(i)
The increase was due primarily to a prior period item. First quarter 2012 income tax expense included a write off of an EGSL regulatory asset for income taxes to align the regulatory treatment of income taxes associated with certain items (primarily pension expense) and the financial accounting treatment of those taxes.

(j)
The as-reported increase was due to a prior period item. In first quarter 2012, an impairment charge was recorded to write down the carrying values of Vermont Yankee and related assets to their fair value, in accordance with GAAP.

(k)
The decrease was due primarily to additions to plant in service, including the Grand Gulf extended power uprate, the Waterford 3 steam generator replacement and the Hinds and Hot Spring power plant acquisitions. Higher depreciation rates at ETI resulting from the 2012 rate case order also contributed.

(l)
The decrease was due to several factors: higher compensation and benefits costs (largely post-employment benefits), higher nuclear expenses, higher fossil plant spending associated with the Hinds and Hot Spring power plant acquisitions and higher energy efficiency costs at EAI (offset in net revenue, as discussed in (g)).

Appendix B-2 lists special items by business with quarter-to-quarter comparisons. Amounts are shown on both an earnings per share basis and a net income basis. Special items are those events that are not routine, are related to prior periods or are related to discontinued businesses. Special items are included in as-reported earnings per share consistent with GAAP, but are excluded from operational earnings per share. As a result, operational earnings per share is considered a non-GAAP measure.

Appendix B-2: Special Items (shown as positive / (negative) impact on earnings)
First Quarter 2013 vs. 2012
(Per share in U.S. $)
	First Quarter
	2013	2012	Change
Utility
Transmission business spin-merge expenses	(0.04)	(0.03)	(0.01)

Entergy Wholesale Commodities
Vermont Yankee asset impairment	-	(1.26)	1.26

Parent & Other
Transmission business spin-merge expenses	-	(0.01)	0.01

Total Special Items	(0.04)	(1.30)	1.26

(U.S. $ in millions)
	First Quarter
	2013	2012	Change
Utility
Transmission business spin-merge expenses	(6.3)	(5.8)	(0.5)

Entergy Wholesale Commodities
Vermont Yankee asset impairment	-	(223.5)	223.5

Parent & Other
Transmission business spin-merge expenses	-	(1.4)	1.4

Total Special Items	(6.3)	(230.7)	224.4

C.	Regulatory Summary

Appendix C provides a summary of selected regulatory cases and events that are pending.

Appendix C: Regulatory Summary Table (see Appendix F for definitions of certain abbreviations or acronyms)
Company	Pending Cases / Events
Retail Regulation
Entergy Arkansas Authorized ROE: 10.2% Last Filed Rate Base: see next column
Rate Case Recent Activity: On March 1, 2013, EAI filed a rate case reflecting a requested ROE of 10.4 percent and based on a test year period ending Dec. 31, 2012 with known and measurable changes through Dec. 31, 2013. In the primary scenario, which assumes that EAI will transition to MISO in December 2013, EAI is requesting a rate increase of $174 million based on rate base of $5.0 billion. The alternate scenario, which also assumes completion of the proposed spin-merge of the transmission business with ITC, reflects a $218 million rate increase request based on rate base of $4.3 billion. Both scenarios propose a capacity cost recovery rider and a rider to recover costs associated with MISO and ITC (if the ITC transaction is completed). Staff and intervenor direct testimony is due in early August 2013. Hearings are scheduled to begin in October 2013. New rates are expected to become effective January 2014.

Entergy Gulf States Louisiana
Authorized ROE Range:
9.9% - 11.4% (electric)
10.0% - 11.0% (gas)
Last Filed Rate Base: see next column for electric
$0.05 billion (gas) filed 1/13 based on 9/30/12 test yr

Rate Case Recent Activity: On Feb. 15, 2013, EGSL filed a rate case reflecting a requested ROE of 10.4 percent and based on a test year period ending June 30, 2012 with known and measurable changes through Dec. 31, 2013. In the scenario that assumes that both the MISO transition and the proposed spin-merge of the transmission business with ITC are completed, EGSL is requesting a rate increase of $28 million based on rate base of $2.1 billion. The alternate scenario, which assumes only the transition to MISO, reflects a $24 million rate increase request based on rate base of $2.7 billion. Both scenarios propose a new transmission rider, continuation of the capacity rider and a new three-year FRP for 2013-2015 test years. The proposed FRP reflects a bandwidth of +/- 75 basis points and 60 percent / 40 percent sharing between customers and the company. New rates are expected to become effective in February 2014.
Other Recent Activity: On Feb. 27, 2013, the LPSC approved EGSL’s 2011 test year FRP for its electric operations based on the Dec. 21, 2012 revised evaluation report. The ROE reflected in the report was 11.86 percent, which is above the authorized earnings bandwidth, resulting in a cost of service rate decrease of $(5.7) million.
On March 8, 2013, the ALJ issued a final recommendation in the proceeding to review the allowed ROE in EGSL’s Gas Rate Stabilization Plan. The recommendation reflected a 9.4 percent ROE for gas operations. The matter will be referred to the LPSC for decision at a future B&E meeting.

Entergy Louisiana Authorized ROE Range: 9.45% - 11.05% Last Filed Rate Base: see next column
Rate Case Recent Activity: On Feb. 15, 2013, ELL filed a rate case reflecting a requested ROE of 10.4 percent and based on a test year period ending June 30, 2012 with known and measurable changes through Dec. 31, 2013. In the scenario that assumes that both the MISO transition and the proposed spin-merge of the transmission business with ITC are completed, ELL is requesting a rate increase of $168 million based on rate base of $3.8 billion. The alternate scenario, which assumes only the transition to MISO, reflects a $144 million rate increase request based on rate base of $4.5 billion. Both scenarios propose a new transmission rider, continuation of the capacity rider and a new three-year FRP for 2013-2015 test years. The proposed FRP reflects a bandwidth of +/- 75 basis points and 60 percent / 40 percent sharing between customers and the company. New rates are expected to become effective in February 2014.
On March 28, 2013, ELL filed a rate case for its Algiers area, which is regulated by the CCNO. ELL is requesting a rate increase of $13 million (phased in over three years), including a 10.4 percent ROE and an FRP mechanism identical to the ELL request. New rates are expected to become effective in April 2014.
Other Recent Activity: On April 17, 2013, the LPSC approved the April 3, 2013 joint report of ELL and the LPSC Staff resolving the 2011 test year FRP. The joint report resolved recovery related to the Grand Gulf extended power uprate and accepted the remainder of ELL’s Dec. 21, 2012 revised evaluation report. The ROE reflected in the report was 10.38 percent, which was within the authorized earnings bandwidth, resulting in no cost of service rate change.

Entergy Mississippi Authorized ROE Range: 9.74% - 11.81% (per 3/13 FRP filing) Last Filed Rate Base: $1.7 billion filed 3/13 based on 12/31/12 test yr
Recent Activity: On March 15, 2013, EMI filed its evaluation report for the 2012 test year. The filing reflected a 7.91 percent earned ROE, which was below the bandwidth of 9.74 – 11.81 percent, resulting in a requested rate increase of $36 million. The calculated 10.78 percent FRP midpoint ROE included the benefit of a 0.72 percent performance incentive. Rate changes are expected to be effective in July 2013.
On March 14, 2013, the Mississippi Public Utilities Staff filed its consultant report in the ROE inquiry proceeding, recommending no changes to ROE formulas at this time.
Background: EMI’s FRP includes an opportunity to reset the ROE and bandwidth based upon performance ratings. Returns inside the bandwidth result in no change in rates while returns outside the bandwidth reset rates prospectively to or within the bandwidth depending on performance, subject to a 4 percent revenue limit. The annual filing occurs each March with rates effective each June (if no hearing) or July (if hearing). EMI’s FRP does not have an expiration date.

Entergy New Orleans Authorized ROE Range: 10.7% - 11.5% (electric) 10.25% - 11.25% (gas) Last Filed Rate Base: $0.3 billion (electric) and $0.09 billion (gas) filed 5/12 based on 12/31/11 test yr
Formula Rate Plan Recent Activity: The CCNO revised the procedural schedule to resolve the remaining disputed items in the 2011 test year FRP. The hearing is now scheduled in May 2013. ENOI is also in discussions with the CCNO Advisors regarding a possible extension of the FRP, which would require CCNO approval.
Background: A three-year FRP beginning with the 2009 test year was adopted in April 2009. Key provisions include an 11.1 percent electric ROE with a +/- 40 basis points bandwidth and a 10.75 percent gas ROE with a +/- 50 basis points bandwidth. Earnings outside the bandwidth reset to the midpoint ROE. Rates change on a prospective basis depending on whether ENOI is over- or under-earning. The FRP also includes a recovery mechanism for CCNO-approved capacity additions plus provisions for extraordinary cost changes and force majeure.
In October 2012, ENOI implemented, subject to refund pending resolution of remaining disputed items, rate changes reflected in its revised evaluation report for the 2011 test year FRP. The ROEs reflected in the revised report were 9.57 percent earned ROE for electric (which is below the bandwidth, resulting in an electric base revenue increase of $4.9 million) and a 10.83 percent earned ROE for gas (which is within the bandwidth, resulting in no change in gas base rates). As part of its initial 2011 test year FRP filing, ENOI requested to accelerate the funding of its storm reserve fund to allow it to meet the $75 million target balance established by the CCNO by 2017. The proposed increase was intended to replenish the $20 million expended for hurricanes Gustav and Ike.

Appendix C: Regulatory Summary Table (continued) (see Appendix F for definitions of certain abbreviations or acronyms)
Company	Pending Cases / Events
Retail Regulation
Entergy Texas Authorized ROE: 9.8% Last Filed Rate Base: $1.7 billion filed 11/11 based on 6/30/11 adjusted test yr
Recent Activity: On March 15, 2013, the PUCT Staff and intervenors filed a joint motion to dismiss ETI’s application seeking special circumstances recovery of capacity costs. ETI filed a response on April 4, 2013 and the matter remains pending. At the April 11, 2013 open meeting, the PUCT found that a purchased power capacity rider was in the public interest. The PUCT subsequently proposed a second draft of the rule that incorporates a pre-approval process as discussed at the meeting. Because of this addition, the PUCT may decide to republish the draft rule on an expedited basis. A final decision is expected by the end of June 2013 given the comments by the commissioners at the meeting. If the PUCT finalizes the rule, ETI would have the option to recover its capacity costs under the new rider mechanism or could proceed with a full base rate proceeding.
Background: ETI implemented a $27.7 million overall retail rate increase effective July 2012 pursuant to a final PUCT order authorizing an allowed ROE of 9.8 percent. On Nov. 28, 2012 and Jan. 11, 2013, ETI filed appeals of the PUCT final order and order on rehearing, respectively, in Travis County district court. The appeals remain pending. On Nov. 30, 2012, ETI filed a pleading seeking a PUCT finding that special circumstances exist for limited cost recovery of capacity costs associated with two PPAs until such time that these costs are included in base rates or a purchased capacity recovery rider or other recovery mechanism. The PUCT published a draft purchased power capacity rider in November 2012.

Wholesale Regulation
System Energy Resources, Inc. ROE and last calculated rate base: see next column	Recent Activity: None. Background: 10.94 percent ROE approved by July 2001 FERC order. Last Calculated Rate Base: $1.6 billion for March 31, 2013 monthly cost of service.
Transmission, Proposal to Join MISO and System Agreement Authorized ROE: 11.0% (m) Last Filed OATT Rate Base: $2.3 billion (n) filed 5/12 based on 12/31/11 test year
Proposal to Join MISO Recent Activity: On March 21, 2013, EAI filed a notification with the Missouri PSC of EAI’s intent to transfer functional control of EAI’s transmission assets to MISO. The filing seeks confirmation from the Missouri PSC that it has no jurisdiction over EAI's proposal to join MISO or, in the alternative, requests granting the change in control based on the MISO orders of the Utility operating companies’ retail regulators. On April 17, 2013, the Missouri PSC voted to consolidate EAI’s MISO notice proceeding with the ITC transaction proceeding also pending before the Missouri PSC for purposes of hearing. A hearing is scheduled in June 2013. On April 8, 2013, the APSC issued an order resolving the outstanding issues in EAI’s change of control docket and granted EAI’s application subject to the conditions set forth in its Oct. 26, 2012 order.
On April 3, 2013, the PUCT Staff filed a study performed by its independent consultant assessing ETI’s Jan. 15, 2013 updated analysis of the effect of termination of certain PPAs on ETI’s costs upon ETI’s exit from the System Agreement. While the independent consultant study concluded that the adjustments made in ETI’s updated analysis was analytically correct, the consultant also recommended further study regarding the effect of the termination of the PPAs on the benefits associated with ETI joining MISO. On April 5, 2013, ETI filed a response to the consultant study, noting a number of errors in the analysis and recommending against any further study of this matter.
The Utility operating companies continue to target joining MISO in December 2013.
Background: Between June 2012 and November 2012, the LPSC, PUCT, APSC, CCNO and MPSC each issued orders approving, subject to certain conditions, the Utility operating companies’ requests for MISO membership. The Oct. 26, 2012 PUCT order approving ETI’s request to join MISO included a requirement that ETI give notice to exit the System Agreement by October 2013 subject to certain conditions, and pursue a consensual means by which ETI may request to FERC that the mandatory 96-month notice period for exiting the System Agreement be shortened. On Dec. 21, 2012, the PUCT Staff filed a memo in the proceeding established by the PUCT to track compliance with its Oct. 26, 2012 order. In the memo, the PUCT Staff expressed concerns about the effect of ETI’s exit from the System Agreement on PPAs for gas and oil fired generation units owned by ETI and EGSL that were entered into upon the Dec. 31, 2007 Jurisdictional Separation of Entergy Gulf States, Inc. and, further, expressed concerns about the implications of these issues as they relate to the continuing validity of the PUCT’s Oct. 26, 2012 order. On Jan. 15, 2013, ETI filed an updated analysis of the effect of termination of the PPAs indicating that termination would have little or no impact on ETI’s costs.

System Agreement Recent Activity: A hearing is scheduled in May 2013 in the FERC proceeding regarding wholesale opportunity sales of energy by EAI to third parties for the period 2000 through 2009. In April 2013, the Utility operating companies filed rebuttal testimony in that proceeding, including a revised illustrative rerun of the intra-system bills for the years 2003, 2004 and 2006. The revised calculation resulted in an increase in the potential cost for EAI over those three years of $2.3 million from the potential costs identified in the Utility operating companies’ prior submissions in September and October 2012. No payments will be made or received by the Utility operating companies until a decision is issued by FERC in this phase of the proceeding.
Background: On June 21, 2012, FERC issued an order relating to an LPSC complaint involving Entergy’s accounting for wholesale opportunity sales of energy by EAI to third parties during the period 2000 through 2009. The order found that, although the sales at issue were permitted under the System Agreement and were made and priced in good faith, the after-the-fact accounting methodology used to allocate the energy used to supply the sales was inconsistent with the System Agreement. The Utility operating companies’ request for rehearing remains pending. The June 2012 FERC decision established further hearing procedures to determine the calculations. In September and October 2012, the Utility operating companies submitted testimony that included a proposed illustrative re-run of intra-system bills for 2003, 2004 and 2006 (the three years with the highest volume of opportunity sales) consistent with the directives in FERC’s order. The proposed illustrative re-run of intra-system bills shows that the potential cost for EAI would be up to $12 million for those three years, and the potential benefit would be significantly less than that for each of the other Utility operating companies; effects to other System Agreement pricing schedules may offset these costs and benefits. On Dec. 21, 2012, the LPSC filed testimony concluding that EAI should refund approximately $75 million to the other Utility operating companies for those three years, and that EAI “shareholders” should pay EAI customers $34 million. On Feb. 1, 2013, FERC Staff and certain intervenors filed testimony in the proceeding taking positions on the opposing calculations proposed by the LPSC and the Utility operating companies.

(m)	Applies to sales made under Entergy’s FERC OATT.
(n)	Reflects transmission rate base in Entergy’s FERC OATT filing, which is also included in the rate base figures for each of the Utility operating companies shown above.

D.	Financial and Historical Performance Measures

Appendix D-1 provides comparative financial performance measures for the current quarter. Appendix D-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with GAAP, as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of net income, including special items. Operational measures are non-GAAP measures as they are calculated using operational net income, which excludes the impact of special items. A reconciliation of operational measures to as-reported measures is provided in Appendix G.

Appendix D-1: GAAP and Non-GAAP Financial Performance Measures
First Quarter 2013 vs. 2012 (see Appendix F for definitions of certain measures)

For 12 months ending March 31	2013	2012	Change
GAAP Measures
Return on average invested capital – as-reported	6.9%	6.0%	0.9%
Return on average common equity – as-reported	12.8%	10.8%	2.0%
Cash flow interest coverage	5.9	7.5	(1.6)
Book value per share	$51.73	$50.32	$1.41
End of period shares outstanding (millions)	178.1	177.2	0.9

Non-GAAP Measures
Return on average invested capital – operational	7.0%	7.2%	(0.2%)
Return on average common equity – operational	13.2%	13.6%	(0.4%)

As of March 31 ($ in millions)	2013	2012	Change
GAAP Measures
Cash and cash equivalents	263	685	(422)
Revolver capacity	3,542	2,825	717
Commercial paper outstanding	883	-	883
Total debt	13,471	12,619	852
Securitization debt	952	1,049	(97)
Debt to capital ratio	58.7%	57.9%	0.8%
Off-balance sheet liabilities:
Debt of joint ventures – Entergy’s share	90	93	(3)
Leases – Entergy’s share	505	508	(3)
Total off-balance sheet liabilities	595	601	(6)

Non-GAAP Measures
Debt to capital ratio, excluding securitization debt	56.9%	55.7%	1.2%
Total gross liquidity	3,805	3,510	295
Net debt to net capital ratio, excluding securitization debt	56.3%	54.2%	2.1%
Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt	57.5%	55.5%	2.0%

Appendix D-2: Historical Performance Measures (see Appendix F for definitions of certain measures)
	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12	4Q12	1Q13	13YTD	12YTD
Financial
EPS – as-reported ($)	1.76	3.53	0.87	(0.86)	2.06	1.89	1.66	0.90	0.90	(0.86)
Less – special items ($)	-	-	(0.07)	(1.30)	(0.05)	(0.06)	(0.06)	(0.04)	(0.04)	(1.30)
EPS – operational ($)	1.76	3.53	0.94	0.44	2.11	1.95	1.72	0.94	0.94	0.44
Trailing twelve months
ROIC – as-reported (%)	7.7	8.2	8.0	6.0	6.2	4.8	5.5	6.9
ROIC – operational (%)	7.9	8.2	8.0	7.2	7.4	6.0	6.6	7.0
ROE – as-reported (%)	14.8	16.1	15.4	10.8	11.3	7.8	9.3	12.8
ROE – operational (%)	15.2	16.1	15.6	13.6	14.2	10.7	12.2	13.2
Cash flow interest coverage	7.6	6.6	7.1	7.5	7.2	6.8	6.1	5.9
Debt to capital ratio (%)	58.1	57.3	57.3	57.9	57.4	57.7	58.7	58.7
Debt to capital ratio, excluding securitization debt (%)	56.3	55.1	55.0	55.7	55.3	55.7	56.9	56.9
Net debt to net capital ratio, excluding securitization debt (%)	55.1	52.8	53.5	54.2	54.7	54.1	55.8	56.3
Utility
GWh billed
Residential	7,993	12,376	7,274	7,760	7,940	11,605	7,360	8,344	8,344	7,760
Commercial & Governmental	7,548	9,344	7,270	6,992	7,753	9,101	7,313	7,005	7,005	6,992
Industrial	10,140	11,024	10,130	9,958	10,408	10,748	10,067	9,868	9,868	9,958
Wholesale	1,036	1,038	1,090	732	836	833	798	630	630	732
O&M expense per MWh (o)	$19.09	$14.93	$21.99	$20.08	$19.94	$16.66	$22.19	$21.02	$21.02	$20.08
Entergy Wholesale Commodities
Owned Capacity in MW	6,016	6,016	6,599	6,612	6,612	6,612	6,612	6,612	6,612	6,612
GWh billed	10,567	11,255	11,121	11,281	11,674	12,002	11,221	10,387	10,387	11,281
Net revenue ($ millions)	474	542	504	452	444	495	463	493	493	452
Operational adjusted EBITDA ($ millions)	174	241	193	144	127	185	161	194	194	144
Avg realized revenue per MWh	$52.74	$56.02	$52.48	$49.29	$48.27	$51.88	$50.56	$58.66	$58.66	$49.29
Non-fuel O&M expense per MWh (o)	$25.45	$23.71	$24.61	$23.93	$24.07	$23.15	$23.52	$25.22	$25.22	$23.93
	EWC Nuclear Operational Measures
Capacity factor (%)	91	98	93	88	85	90	90	83	83	88
GWh billed	9,993	10,645	10,367	9,838	10,426	10,480	10,298	9,246	9,246	9,838
Avg realized revenue per MWh	$52.38	$56.07	$53.00	$50.32	$48.67	$52.27	$49.88	$57.82	$57.82	$50.32
Production cost per MWh	$25.96	$24.92	$25.92	$25.85	$26.61	$26.14	$26.18	$25.94	$25.94	$25.85

(o)	Excludes effect of special items, including the proposed spin-merge of the transmission business at Utility (2012 and 2013) and the impairment of the Vermont Yankee plant at EWC (first quarter 2012).

E.	Planned Capital Expenditures

The capital plan for 2013 through 2015 anticipates $6.7 billion for investment, including $3.3 billion of maintenance capital, as shown in Appendix E. EWC planned maintenance capital includes capital investment for non-nuclear plants, which can vary from year to year depending on planned maintenance and generation and other technical milestones.

The $3.4 billion in other capital commitments is for specific investments and initiatives such as:
•
Utility: the Utility’s portfolio transformation investment of $0.5 billion for ELL’s Ninemile 6 new CCGT project, approximately $0.3 billion for environmental compliance projects (included in generation); and transmission other capital of approximately $0.7 billion. Total transmission investment, including maintenance capital, is approximately $1.4 billion including spending to support the Utility’s plan to join the MISO RTO in December 2013.

•
Entergy Wholesale Commodities: other capital commitments reflect significant projects required to continue the operation of the current generation fleet including dry cask storage, nuclear license renewal efforts, component replacement and identified repairs across the nuclear fleet, NYPA value sharing (including the last payment to be made in January 2015 for 2014 generation) and potential wedgewire screens at the Indian Point site.

Estimated capital expenditures are subject to periodic review and modification, and actual spending may vary based on a number of factors. The capital plan described in Appendix E did not include significant capital for potential projects as a result of the NRC post-Fukushima requirements. The current preliminary cost estimate (both capital and operation and maintenance expense) for post-Fukushima requirements is approximately $500 million, split roughly 50 / 50 between Utility and EWC. Entergy noted these costs are expected to be incurred over the 2012 through 2018 time period, and do not include any amounts for filtered vents, for which the NRC initiated a rulemaking in first quarter 2013.  The capital plan also does not reflect the expected delay in spending associated with potential wedgewire screens at the Indian Point site.

The capital plan also does not reflect the effects of the proposed spin-off and merger of the transmission business with ITC discussed in Appendix A.

Appendix E: 2013 – 2015 Capital Expenditure Plan
($ in millions) – Prepared February 2013

	2013	2014	2015	Total
Maintenance capital
Utility
Generation	133	127	135	395
Transmission	253	229	202	684
Distribution	504	494	489	1,487
Other	97	107	105	309
Utility Total	987	957	931	2,875
Entergy Wholesale Commodities	108	131	176	415
Maintenance capital subtotal	1,095	1,088	1,107	3,290
Other capital commitments
Utility
Generation	716	415	392	1,523
Transmission	162	240	303	705
Distribution	45	21	16	82
Other	92	88	92	272
Utility Total	1,015	764	803	2,582
Entergy Wholesale Commodities	257	242	281	780
Other capital commitments subtotal	1,272	1,006	1,084	3,362
Total Planned Capital Expenditures	2,367	2,094	2,191	6,652

F.	Definitions

Appendix F provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release. Financial measures defined in the below table include measures prepared in accordance with GAAP, as well as non-GAAP measures. Non-GAAP measures are included in this release in order to provide metrics that remove the effect of not routine financial impacts from commonly used financial metrics.

Appendix F: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms
Utility Operational Performance Measures
GWh billed	Total number of GWh billed to all retail and wholesale customers
O&M expense per MWh	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
Number of retail customers	Number of customers at end of period
Entergy Wholesale Commodities Operational Performance Measures
Net revenue	Operating revenue less fuel, fuel related expenses and purchased power
Owned capacity
Installed capacity owned and operated by EWC, including investments in wind generation accounted for under the equity method of accounting; EWC acquired RISEC, a 583 MW natural gas-fired combined-cycle generating plant, on Dec. 20, 2011

GWh billed	Total number of GWh billed to customers, excluding investments in wind generation accounted for under the equity method of accounting
Average realized revenue per MWh	As-reported revenue per MWh billed, excluding revenue from the amortization of the Palisades below-market PPA and/or investments in wind generation accounted for under the equity method of accounting
Non-fuel O&M expense per MWh	Operation, maintenance and refueling expenses per MWh billed, excluding fuel and investments in wind generation accounted for under the equity method of accounting
Capacity factor	Normalized percentage of the period that the nuclear plants generate power
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh (based on net generation)
Refueling outage days	Number of days lost for scheduled refueling outage during the period
Planned TWh of generation
Amount of output expected to be generated by EWC resources considering plant operating characteristics, outage schedules and expected market conditions which impact dispatch, assuming timely renewal of plant operating licenses and uninterrupted normal operations at all plants; non-nuclear also includes purchases from affiliated and non-affiliated counterparties under long-term contracts and excludes energy and capacity from EWC’s wind investment accounted for under the equity method of accounting and Ritchie

Percent of planned generation under contract
Percent of planned generation output sold or purchased forward under contracts, forward physical contracts, forward financial contracts or options that mitigate price uncertainty (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval or approval of transmission rights

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages
Unit-contingent with availability guarantees
Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm LD
Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract; a portion of which may be capped through the use of risk management products

Offsetting positions	Transactions for the purchase of energy, generally to offset a Firm LD transaction
Cost-based contracts
Contracts priced in accordance with cost-based rates, a ratemaking concept used for the design and development of rate schedules to ensure that the filed rate schedules recover only the cost of providing the service; these contracts are on owned non-utility resources located within Entergy’s utility service territory, which do not operate under market-based rate authority

Planned net MW in operation
Amount of capacity to be available to generate power and/or sell capacity; non-nuclear also includes purchases from affiliated and non-affiliated counterparties under long-term contracts and excludes energy and capacity from EWC’s wind investment accounted for under the equity method of accounting and Ritchie

Percent of capacity sold forward	Percent of planned qualified capacity sold to mitigate price uncertainty under physical or financial transactions
Bundled capacity and energy contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract	A contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator

Appendix F: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms (continued)
Entergy Wholesale Commodities Operational Performance Measures (continued)
Average revenue per MWh on contracted volumes
Revenue on a per unit basis at which generation output reflected in contracts is expected to be sold to third parties (including offsetting positions) at the minimum contract prices and at forward market prices at a point in time, given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market PPA for Palisades; revenue will fluctuate due to factors including market price changes affecting revenue received on puts, collars and call options, positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert firm LD to unit-contingent and other risk management cost; also, excludes payments owed under the value sharing agreements, if any

Average revenue under contract per kW per month (applies to capacity contracts only)	Revenue on a per unit basis at which capacity is expected to be sold to third parties, given existing contract prices and/or auction awards
Expected sold and market revenue per MWh
Total energy and capacity revenue on a per unit basis at which total planned generation output, capacity or a combination is expected to be sold given contract terms and market prices at a point in time, including estimates for market price changes affecting revenue received on puts, collars and call options, positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert Firm LD to unit-contingent and other risk management cost

Financial Measures – GAAP
Return on average invested capital – as-reported	12-months rolling net income attributable to Entergy Corporation (Net Income) adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – as-reported	12-months rolling Net Income divided by average common equity
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy’s share)	Debt issued by business joint ventures at EWC
Leases (Entergy’s share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital ratio	Gross debt divided by total capitalization
Securitization debt
Debt associated with securitization bonds issued to recover storm costs from hurricanes Rita, Ike and Gustav at ETI; the 2009 ice storm at EAI and investment recovery of costs associated with the cancelled Little Gypsy repowering project at ELL

Financial Measures – Non-GAAP
Operational earnings	As-reported Net Income adjusted to exclude the impact of special items
Adjusted EBITDA
Earnings before interest, income taxes, depreciation and amortization and interest and investment income excluding decommissioning expense and other than temporary impairment losses on decommissioning trust fund assets

Operational adjusted EBITDA	Adjusted EBITDA excluding effects of special items
Return on average invested capital – operational	12-months rolling operational Net Income adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – operational	12-months rolling operational Net Income divided by average common equity
Total gross liquidity	Sum of cash and revolver capacity
Debt to capital ratio, excluding securitization debt	Gross debt divided by total capitalization, excluding securitization debt
Net debt to net capital ratio, excluding securitization debt	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents, excluding securitization debt
Net debt to net capital ratio, including off-balance sheet liabilities, excluding securitization debt
Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents, excluding securitization debt

Appendix F: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms (continued)
Abbreviations or Acronyms
APSC	Arkansas Public Service Commission
B&E	LPSC Business and Executive Session
CCNO	Council of the City of New Orleans
DOE	U.S. Department of Energy
EAI	Entergy Arkansas, Inc.
EGSL	Entergy Gulf States Louisiana, L.L.C.
ELL	Entergy Louisiana, LLC
EMI	Entergy Mississippi, Inc.
EPA	U.S. Environmental Protection Agency
ENOI	Entergy New Orleans, Inc.
ETI	Entergy Texas, Inc.
EWC	Entergy Wholesale Commodities
FERC	Federal Energy Regulatory Commission
FPA	Federal Power Act
FRP	Formula rate plan
GAAP	Generally accepted accounting principles
IRS	Internal Revenue Service
ITC	ITC Holdings Corp.
HSR	Hart-Scott-Rodino Antitrust Improvements Act
LPSC	Louisiana Public Service Commission
MISO	Midwest Independent Transmission System Operator
MPSC	Mississippi Public Service Commission
NRC	Nuclear Regulatory Commission
OATT	FERC-jurisdictional Open Access Transmission Tariff
PPA	Power purchase agreement
PSC	Public Service Commission
PUCT	Public Utility Commission of Texas
SERI	System Energy Resources, Inc.
RISEC	Rhode Island State Energy Center
ROE	Return on equity
RTO	Regional transmission organization
SEC	U.S. Securities and Exchange Commission

G.	GAAP to Non-GAAP Reconciliations

Appendix G-1, Appendix G-2 and Appendix G-3 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix G-1: Reconciliation of GAAP to Non-GAAP Financial Measures – Return on Equity, Return on Invested Capital Metrics
($ in millions)
	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12	4Q12	1Q13
As-reported net income-rolling 12 months (A)	1,285	1,421	1,346	946	996	705	847	1,160
Preferred dividends	20	20	21	21	21	22	22	22
Tax effected interest expense	320	320	316	322	329	342	350	356
As-reported net income, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,625	1,761	1,683	1,289	1,346	1,069	1,219	1,538

Special items in prior quarters	(32)	(7)	-	(13)	(244)	(253)	(251)	(31)

Special items in current quarter
Asset impairment	-	-	-	(224)	-	-	-	-
Transmission spin-merge	-	-	(13)	(7)	(9)	(11)	(11)	(6)
Total special items (C)	(32)	(7)	(13)	(244)	(253)	(264)	(262)	(37)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,657	1,768	1,696	1,533	1,599	1,333	1,481	1,575

Operational earnings, rolling 12 months (A-C)	1,317	1,428	1,359	1,190	1,249	969	1,109	1,197

Average invested capital (D)	21,101	21,509	21,126	21,339	21,556	22,065	22,290	22,389

Average common equity (E)	8,684	8,849	8,729	8,725	8,814	9,078	9,079	9,064

ROIC – as-reported % (B/D)	7.7	8.2	8.0	6.0	6.2	4.8	5.5	6.9

ROIC – operational % ((B-C)/D)	7.9	8.2	8.0	7.2	7.4	6.0	6.6	7.0

ROE – as-reported % (A/E)	14.8	16.1	15.4	10.8	11.3	7.8	9.3	12.8

ROE – operational % ((A-C)/E)	15.2	16.1	15.6	13.6	14.2	10.7	12.2	13.2

Appendix G-2: Reconciliation of GAAP to Non-GAAP Financial Measures – Credit and Liquidity Metrics
($ in millions)
	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12	4Q12	1Q13
Gross debt (A)	12,360	12,452	12,387	12,619	12,533	12,931	13,473	13,471
Less securitization debt (B)	896	1,086	1,071	1,049	1,020	1,003	973	952
Gross debt, excluding securitization debt (C)	11,464	11,366	11,316	11,570	11,513	11,928	12,500	12,519
Less cash and cash equivalents (D)	530	987	694	685	283	750	533	263
Net debt, excluding securitization debt (E)	10,934	10,379	10,622	10,885	11,230	11,178	11,967	12,256

Total capitalization (F)	21,268	21,728	21,629	21,813	21,844	22,402	22,951	22,965
Less securitization debt (B)	896	1,086	1,071	1,049	1,020	1,003	973	952
Total capitalization, excluding securitization debt (G)	20,372	20,642	20,558	20,764	20,824	21,399	21,978	22,013
Less cash and cash equivalents (D)	530	987	694	685	283	750	533	263
Net capital, excluding securitization debt (H)	19,842	19,655	19,864	20,079	20,541	20,649	21,445	21,750

Debt to capital ratio % (A/F)	58.1	57.3	57.3	57.9	57.4	57.7	58.7	58.7

Debt to capital ratio, excluding securitization debt % (C/G)	56.3	55.1	55.0	55.7	55.3	55.7	56.9	56.9

Net debt to net capital ratio, excluding securitization debt % (E/H)	55.1	52.8	53.5	54.2	54.7	54.1	55.8	56.3

Off-balance sheet liabilities (I)	647	645	604	601	600	599	595	595

Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt % ((E+I)/(H+I))	56.5	54.3	54.8	55.5	56.0	55.4	57.0	57.5

Revolver capacity (J)	1,993	2,116	2,001	2,825	2,762	2,917	3,462	3,542

Gross liquidity (D+J)	2,523	3,103	2,695	3,510	3,045	3,667	3,995	3,805

Appendix G-3: Reconciliation of GAAP to Non-GAAP Financial Measures – Entergy Wholesale Commodities Operational Adjusted EBITDA
($ in millions)
	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12	4Q12	1Q13
Net income	99	122	156	(176)	71	87	59	82
Add back: interest expense	9	10	6	6	5	3	3	3
Add back: income tax expense	18	59	18	(92)	47	57	50	57
Add back: depreciation and amortization	44	45	46	51	48	29	47	49
Subtract: interest and investment income	24	24	29	31	27	20	28	28
Add back: decommissioning expense	28	29	(4)	30	(17)	29	30	31
Adjusted EBITDA	174	241	193	(212)	127	185	161	194
Add back: special item for asset impairment	-	-	-	356	-	-	–	–
Operational adjusted EBITDA	174	241	193	144	127	185	161	194

Entergy Corporation’s common stock is listed on the New York and Chicago exchanges under the symbol “ETR.”

Additional investor information can be accessed online at
www.entergy.com/investor_relations

*********************************************************************************************************************************
In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended Dec. 31, 2012 and (ii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2013
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$50,236	$15,081	$797	$66,114
Temporary cash investments	47,550	146,746	2,521	196,817
Total cash and cash equivalents	97,786	161,827	3,318	262,931
Securitization recovery trust account	44,438	-	-	44,438
Notes receivable	-	440,024	(440,024)	-
Accounts receivable:
Customer	489,831	146,863	-	636,694
Allowance for doubtful accounts	(32,122)	-	-	(32,122)
Associated companies	28,097	7,985	(36,082)	-
Other	146,329	11,386	263	157,978
Accrued unbilled revenues	268,839	171	-	269,010
Total accounts receivable	900,974	166,405	(35,819)	1,031,560
Deferred fuel costs	83,758	-	-	83,758
Accumulated deferred income taxes	251,524	3,225	(61,933)	192,816
Fuel inventory - at average cost	208,482	10,495	1	218,978
Materials and supplies - at average cost	587,364	340,739	-	928,103
Deferred nuclear refueling outage costs	146,178	171,846	-	318,024
System agreement cost equalization	16,880	-	-	16,880
Prepayments and other	122,095	399,803	(296,513)	225,385
TOTAL	2,459,479	1,694,364	(830,970)	3,322,873

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,097,271	45,865	(1,097,159)	45,977
Decommissioning trust funds	1,991,555	2,461,152	-	4,452,707
Non-utility property - at cost (less accumulated depreciation)	179,674	69,438	10,956	260,068
Other	172,809	15,664	-	188,473
TOTAL	3,441,309	2,592,119	(1,086,203)	4,947,225

PROPERTY, PLANT, AND EQUIPMENT

Electric	37,349,025	4,712,172	3,419	42,064,616
Property under capital lease	934,495	-	-	934,495
Natural gas	356,988	-	-	356,988
Construction work in progress	1,021,823	391,696	378	1,413,897
Nuclear fuel	899,158	708,194	-	1,607,352
TOTAL PROPERTY, PLANT AND EQUIPMENT	40,561,489	5,812,062	3,797	46,377,348
Less - accumulated depreciation and amortization	17,967,918	1,099,594	395	19,067,907
PROPERTY, PLANT AND EQUIPMENT - NET	22,593,571	4,712,468	3,402	27,309,441

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	752,696	-	-	752,696
Other regulatory assets	4,860,886	-	-	4,860,886
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	11,359	54,180	1,294	66,833
Other	259,934	749,942	(26,231)	983,645
TOTAL	6,431,176	807,195	(24,937)	7,213,434
		-
TOTAL ASSETS	$34,925,535	$9,806,146	$(1,938,708)	$42,792,973

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2013
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$613,246	$17,376	$-	$630,622
Notes payable and commercial paper:
Associated companies	-	-	-	-
Other	190,989	-	882,899	1,073,888
Account payable:
Associated companies	12,232	11,348	(23,580)	-
Other	741,840	293,791	491	1,036,122
Customer deposits	361,299	-	-	361,299
Taxes accrued	623,506	-	(325,435)	298,071
Accumulated deferred income taxes	14,480	61,434	(60,910)	15,004
Interest accrued	145,716	941	7,438	154,095
Deferred fuel costs	27,684	-	-	27,684
Obligations under capital leases	3,495	-	-	3,495
Pension and other postretirement liabilities	90,518	6,886	-	97,404
System agreement cost equalization	16,880	-	-	16,880
Other	109,721	70,303	1,832	181,856
TOTAL	2,951,606	462,079	482,735	3,896,420

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	6,822,853	946,998	579,125	8,348,976
Accumulated deferred investment tax credits	270,912	-	-	270,912
Obligations under capital leases	33,976	-	-	33,976
Other regulatory liabilities	1,046,106	-	-	1,046,106
Decommissioning and retirement cost liabilities	2,000,444	1,525,243	-	3,525,687
Accumulated provisions	111,400	4,015	1,127	116,542
Pension and other postretirement liabilities	2,910,037	847,041	-	3,757,078
Long-term debt	9,566,847	92,980	2,069,307	11,729,134
Other	719,697	598,738	(743,880)	574,555
TOTAL	23,482,272	4,015,015	1,905,679	29,402,966

Subsidiaries' preferred stock without sinking fund	186,511	-	-	186,511

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2013	2,161,268	301,097	(2,459,817)	2,548
Paid-in capital	2,417,644	1,907,405	1,024,836	5,349,885
Retained earnings	3,963,644	3,212,798	2,541,729	9,718,171
Accumulated other comprehensive income (loss)	(211,410)	(92,248)	-	(303,658)
Less - treasury stock, at cost (76,656,819 shares in 2013)	120,000	-	5,433,870	5,553,870
Total common shareholders' equity	8,211,146	5,329,052	(4,327,122)	9,213,076
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	8,305,146	5,329,052	(4,327,122)	9,307,076

TOTAL LIABILITIES AND EQUITY	$34,925,535	$9,806,146	$(1,938,708)	$42,792,973

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$104,378	$8,224	$390	$112,992
Temporary cash investments	275,755	132,697	11,125	419,577
Total cash and cash equivalents	380,133	140,921	11,515	532,569
Securitization recovery trust account	46,040	-	-	46,040
Notes receivable	-	446,356	(446,356)	-
Accounts receivable:
Customer	374,403	194,468	-	568,871
Allowance for doubtful accounts	(31,956)	-	-	(31,956)
Associated companies	28,729	5,365	(34,094)	-
Other	149,681	10,984	743	161,408
Accrued unbilled revenues	303,264	128	-	303,392
Total accounts receivable	824,121	210,945	(33,351)	1,001,715
Deferred fuel costs	150,363	-	-	150,363
Accumulated deferred income taxes	348,881	1,272	(43,251)	306,902
Fuel inventory - at average cost	205,468	8,363	-	213,831
Materials and supplies - at average cost	588,657	339,873	-	928,530
Deferred nuclear refueling outage costs	123,975	119,399	-	243,374
System agreement cost equalization	16,880	-	-	16,880
Prepayments and other	70,777	413,333	(241,188)	242,922
TOTAL	2,755,295	1,680,462	(752,631)	3,683,126

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,097,271	46,626	(1,097,159)	46,738
Decommissioning trust funds	1,855,959	2,334,149	-	4,190,108
Non-utility property - at cost (less accumulated depreciation)	174,219	70,546	11,274	256,039
Other	422,139	14,095	-	436,234
TOTAL	3,549,588	2,465,416	(1,085,885)	4,929,119

PROPERTY, PLANT, AND EQUIPMENT

Electric	37,264,453	4,676,696	3,418	41,944,567
Property under capital lease	935,199	-	-	935,199
Natural gas	353,492	-	-	353,492
Construction work in progress	973,071	391,749	879	1,365,699
Nuclear fuel	907,293	691,137	-	1,598,430
TOTAL PROPERTY, PLANT AND EQUIPMENT	40,433,508	5,759,582	4,297	46,197,387
Less - accumulated depreciation and amortization	17,840,387	1,058,069	386	18,898,842
PROPERTY, PLANT AND EQUIPMENT - NET	22,593,121	4,701,513	3,911	27,298,545

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	742,030	-	-	742,030
Other regulatory assets	5,025,912	-	-	5,025,912
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	10,461	20,749	6,538	37,748
Other	215,422	752,132	(30,906)	936,648
TOTAL	6,540,126	775,954	(24,368)	7,291,712
		-
TOTAL ASSETS	$35,438,130	$9,623,345	$(1,858,973)	$43,202,502

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$701,090	$17,426	$-	$718,516
Notes payable and commercial paper:
Associated companies	28,000	1,437	(29,437)	-
Other	131,399	-	664,603	796,002
Account payable:
Associated companies	15,798	11,010	(26,808)	-
Other	957,193	259,462	525	1,217,180
Customer deposits	359,078	-	-	359,078
Taxes accrued	664,891	-	(331,172)	333,719
Accumulated deferred income taxes	7,955	40,431	(35,277)	13,109
Interest accrued	160,151	321	24,192	184,664
Deferred fuel costs	96,439	-	-	96,439
Obligations under capital leases	3,880	-	-	3,880
Pension and other postretirement liabilities	89,400	6,500	-	95,900
System agreement cost equalization	25,848	-	-	25,848
Other	106,052	154,019	1,915	261,986
TOTAL	3,347,174	490,606	268,541	4,106,321

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	6,844,329	819,998	647,429	8,311,756
Accumulated deferred investment tax credits	273,696	-	-	273,696
Obligations under capital leases	34,541	-	-	34,541
Other regulatory liabilities	898,614	-	-	898,614
Decommissioning and retirement cost liabilities	1,970,362	1,543,272	-	3,513,634
Accumulated provisions	357,801	978	3,447	362,226
Pension and other postretirement liabilities	2,891,787	834,099	-	3,725,886
Long-term debt	9,533,760	92,304	2,294,254	11,920,318
Other	709,182	611,814	(743,086)	577,910
TOTAL	23,514,072	3,902,465	2,202,044	29,618,581

Subsidiaries' preferred stock without sinking fund	186,511	-	-	186,511

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2012	2,161,268	301,097	(2,459,817)	2,548
Paid-in capital	2,417,644	1,861,355	1,078,853	5,357,852
Retained earnings	4,052,441	3,145,925	2,506,225	9,704,591
Accumulated other comprehensive income (loss)	(214,980)	(78,103)	-	(293,083)
Less - treasury stock, at cost (78,396,988 shares in 2012)	120,000	-	5,454,819	5,574,819
Total common shareholders' equity	8,296,373	5,230,274	(4,329,558)	9,197,089
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	8,390,373	5,230,274	(4,329,558)	9,291,089

TOTAL LIABILITIES AND EQUITY	$35,438,130	$9,623,345	$(1,858,973)	$43,202,502

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2013 vs December 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$(54,142)	$6,857	$407	$(46,878)
Temporary cash investments	(228,205)	14,049	(8,604)	(222,760)
Total cash and cash equivalents	(282,347)	20,906	(8,197)	(269,638)
Securitization recovery trust account	(1,602)	-	-	(1,602)
Notes receivable	-	(6,332)	6,332	-
Accounts receivable:
Customer	115,428	(47,605)	-	67,823
Allowance for doubtful accounts	(166)	-	-	(166)
Associated companies	(632)	2,620	(1,988)	-
Other	(3,352)	402	(480)	(3,430)
Accrued unbilled revenues	(34,425)	43	-	(34,382)
Total accounts receivable	76,853	(44,540)	(2,468)	29,845
Deferred fuel costs	(66,605)	-	-	(66,605)
Accumulated deferred income taxes	(97,357)	1,953	(18,682)	(114,086)
Fuel inventory - at average cost	3,014	2,132	1	5,147
Materials and supplies - at average cost	(1,293)	866	-	(427)
Deferred nuclear refueling outage costs	22,203	52,447	-	74,650
System agreement cost equalization	-	-	-	-
Prepayments and other	51,318	(13,530)	(55,325)	(17,537)
TOTAL	(295,816)	13,902	(78,339)	(360,253)

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	-	(761)	-	(761)
Decommissioning trust funds	135,596	127,003	-	262,599
Non-utility property - at cost (less accumulated depreciation)	5,455	(1,108)	(318)	4,029
Other	(249,330)	1,569	-	(247,761)
TOTAL	(108,279)	126,703	(318)	18,106

PROPERTY, PLANT, AND EQUIPMENT

Electric	84,572	35,476	1	120,049
Property under capital lease	(704)	-	-	(704)
Natural gas	3,496	-	-	3,496
Construction work in progress	48,752	(53)	(501)	48,198
Nuclear fuel	(8,135)	17,057	-	8,922
TOTAL PROPERTY, PLANT AND EQUIPMENT	127,981	52,480	(500)	179,961
Less - accumulated depreciation and amortization	127,531	41,525	9	169,065
PROPERTY, PLANT AND EQUIPMENT - NET	450	10,955	(509)	10,896

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	10,666	-	-	10,666
Other regulatory assets	(165,026)	-	-	(165,026)
Deferred fuel costs	-	-	-	-
Goodwill	-	-	-	-
Accumulated deferred income taxes	898	33,431	(5,244)	29,085
Other	44,512	(2,190)	4,675	46,997
TOTAL	(108,950)	31,241	(569)	(78,278)

TOTAL ASSETS	$(512,595)	$182,801	$(79,735)	$(409,529)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2013 vs December 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$(87,844)	$(50)	$-	$(87,894)
Notes payable and commercial paper:
Associated companies	(28,000)	(1,437)	29,437	-
Other	59,590	-	218,296	277,886
Account payable:
Associated companies	(3,566)	338	3,228	-
Other	(215,353)	34,329	(34)	(181,058)
Customer deposits	2,221	-	-	2,221
Taxes accrued	(41,385)	-	5,737	(35,648)
Accumulated deferred income taxes	6,525	21,003	(25,633)	1,895
Interest accrued	(14,435)	620	(16,754)	(30,569)
Deferred fuel costs	(68,755)	-	-	(68,755)
Obligations under capital leases	(385)	-	-	(385)
Pension and other postretirement liabilities	1,118	386	-	1,504
System agreement cost equalization	(8,968)	-	-	(8,968)
Other	3,669	(83,716)	(83)	(80,130)
TOTAL	(395,568)	(28,527)	214,194	(209,901)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	(21,476)	127,000	(68,304)	37,220
Accumulated deferred investment tax credits	(2,784)	-	-	(2,784)
Obligations under capital leases	(565)	-	-	(565)
Other regulatory liabilities	147,492	-	-	147,492
Decommissioning and retirement cost liabilities	30,082	(18,029)	-	12,053
Accumulated provisions	(246,401)	3,037	(2,320)	(245,684)
Pension and other postretirement liabilities	18,250	12,942	-	31,192
Long-term debt	33,087	676	(224,947)	(191,184)
Other	10,515	(13,076)	(794)	(3,355)
TOTAL	(31,800)	112,550	(296,365)	(215,615)

Subsidiaries' preferred stock without sinking fund	-	-	-	-

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2012 and in 2011	-	-	-	-
Paid-in capital	-	46,050	(54,017)	(7,967)
Retained earnings	(88,797)	66,873	35,504	13,580
Accumulated other comprehensive income (loss)	3,570	(14,145)	-	(10,575)
Less - treasury stock, at cost	-	-	(20,949)	(20,949)
Total common shareholders' equity	(85,227)	98,778	2,436	15,987
Subsidiaries' preferred stock without sinking fund	-	-	-	-
TOTAL	(85,227)	98,778	2,436	15,987

TOTAL LIABILITIES AND EQUITY	$(512,595)	$182,801	$(79,735)	$(409,529)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2013
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$1,950,120	$-	$(840)	$1,949,280
Natural gas	53,321	-	-	53,321
Competitive businesses	-	613,733	(7,460)	606,273
Total	2,003,441	613,733	(8,300)	2,608,874

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	411,320	99,411	(398)	510,333
Purchased power	363,532	21,221	(11,624)	373,129
Nuclear refueling outage expenses	30,076	30,643	-	60,719
Asset impairment	-	-	-	-
Other operation and maintenance	519,756	231,359	3,143	754,258
Decommissioning	28,527	30,577	-	59,104
Taxes other than income taxes	118,063	32,748	284	151,095
Depreciation and amortization	250,531	49,243	1,102	300,876
Other regulatory charges (credits) - net	5,315	-	-	5,315
Total	1,727,120	495,202	(7,493)	2,214,829

OPERATING INCOME	276,321	118,531	(807)	394,045

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	12,751	-	-	12,751
Interest and investment income	41,578	28,199	(31,471)	38,306
Miscellaneous - net	(6,865)	(4,612)	(2,146)	(13,623)
Total	47,464	23,587	(33,617)	37,434

INTEREST EXPENSE
Interest expense	130,063	3,068	20,018	153,149
Allowance for borrowed funds used during construction	(5,188)	-	-	(5,188)
Total	124,875	3,068	20,018	147,961

INCOME BEFORE INCOME TAXES	198,910	139,050	(54,442)	283,518

Income taxes	71,075	56,936	(11,475)	116,536

CONSOLIDATED NET INCOME	127,835	82,114	(42,967)	166,982

Preferred dividend requirements of subsidiaries	4,332	-	1,250	5,582

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$123,503	$82,114	$(44,217)	$161,400

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.70	$0.46	$(0.25)	$0.91
DILUTED	$0.69	$0.46	$(0.25)	$0.90

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				178,027,961
DILUTED				178,413,287

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$1,785,632	$-	$(791)	$1,784,841
Natural gas	46,008	-	-	46,008
Competitive businesses	-	560,251	(7,441)	552,810
Total	1,831,640	560,251	(8,232)	2,383,659

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	444,438	94,701	(302)	538,837
Purchased power	281,190	13,875	(10,099)	284,966
Nuclear refueling outage expenses	26,702	37,181	-	63,884
Asset impairment	-	355,524	-	355,524
Other operation and maintenance	490,227	232,759	(1,350)	721,635
Decommissioning	28,231	29,672	-	57,903
Taxes other than income taxes	107,099	29,770	301	137,170
Depreciation and amortization	228,086	51,072	1,058	280,215
Other regulatory charges (credits) - net	382	-	-	382
Total	1,606,355	844,554	(10,392)	2,440,516

OPERATING INCOME (LOSS)	225,285	(284,303)	2,160	(56,857)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	24,307	-	-	24,307
Interest and investment income	43,273	30,198	(32,479)	40,992
Miscellaneous - net	(7,863)	(7,781)	(2,345)	(17,990)
Total	59,717	22,417	(34,824)	47,309

INTEREST EXPENSE
Interest expense	127,474	6,204	13,067	146,745
Allowance for borrowed funds used during construction	(9,391)	-	-	(9,391)
Total	118,083	6,204	13,067	137,354

INCOME (LOSS) BEFORE INCOME TAXES	166,919	(268,090)	(45,731)	(146,902)

Income taxes	99,707	(92,141)	(7,728)	(162)

CONSOLIDATED NET INCOME (LOSS)	67,212	(175,949)	(38,003)	(146,740)

Preferred dividend requirements of subsidiaries	4,332	-	611	4,943

NET INCOME (LOSS) ATTRIBUTABLE TO ENTERGY CORPORATION	$62,880	$(175,949)	$(38,614)	$(151,683)

EARNINGS (LOSS) PER AVERAGE COMMON SHARE:
BASIC	$0.35	$(0.99)	$(0.22)	$(0.86)
DILUTED	$0.35	$(0.99)	$(0.22)	$(0.86)

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				176,865,363
DILUTED				177,388,045

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2013 vs. 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$164,488	$-	$(49)	$164,439
Natural gas	7,313	-	-	7,313
Competitive businesses	-	53,482	(19)	53,463
Total	171,801	53,482	(68)	225,215

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(33,118)	4,710	(96)	(28,504)
Purchased power	82,342	7,346	(1,525)	88,163
Nuclear refueling outage expenses	3,374	(6,538)	-	(3,165)
Asset impairment	-	(355,524)	-	(355,524)
Other operation and maintenance	29,529	(1,400)	4,493	32,623
Decommissioning	296	905	-	1,201
Taxes other than income taxes	10,964	2,978	(17)	13,925
Depreciation and amortization	22,445	(1,829)	44	20,661
Other regulatory charges (credits )- net	4,933	-	-	4,933
Total	120,765	(349,352)	2,899	(225,687)

OPERATING INCOME	51,036	402,834	(2,967)	450,902

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(11,556)	-	-	(11,556)
Interest and investment income	(1,695)	(1,999)	1,008	(2,686)
Miscellaneous - net	998	3,169	199	4,367
Total	(12,253)	1,170	1,207	(9,875)

INTEREST EXPENSE
Interest expense	2,589	(3,136)	6,951	6,404
Allowance for borrowed funds used during construction	4,203	-	-	4,203
Total	6,792	(3,136)	6,951	10,607

INCOME BEFORE INCOME TAXES	31,991	407,140	(8,711)	430,420

Income taxes	(28,632)	149,077	(3,747)	116,698

CONSOLIDATED NET INCOME	60,623	258,063	(4,964)	313,722

Preferred dividend requirements of subsidiaries	-	-	639	639

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$60,623	$258,063	$(5,603)	$313,083

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.35	$1.45	$(0.03)	$1.77
DILUTED	$0.34	$1.45	$(0.03)	$1.76

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2013
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,038,743	$-	$(3,656)	$8,035,087
Natural gas	138,148	-	-	138,148
Competitive businesses	-	2,379,791	(25,733)	2,354,059
Total	8,176,891	2,379,791	(29,389)	10,527,294

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,642,901	367,116	(1,685)	2,008,332
Purchased power	1,267,746	117,673	(41,457)	1,343,962
Nuclear refueling outage expenses	114,210	128,225	-	242,435
Asset impairment	-	-	-	-
Other operation and maintenance	2,109,049	956,441	12,525	3,078,016
Decommissioning	112,961	73,001	-	185,962
Taxes other than income taxes	443,386	126,619	1,219	571,223
Depreciation and amortization	986,626	174,218	4,402	1,165,245
Other regulatory charges (credits) - net	180,036	-	-	180,036
Total	6,856,915	1,943,293	(24,996)	8,775,211

OPERATING INCOME	1,319,976	436,498	(4,393)	1,752,083

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	81,202	-	-	81,202
Interest and investment income	148,597	103,063	(126,570)	125,090
Miscellaneous - net	(24,846)	(15,901)	(8,099)	(48,846)
Total	204,953	87,162	(134,669)	157,446

INTEREST EXPENSE
Interest expense	516,385	14,764	81,850	613,001
Allowance for borrowed funds used during construction	(33,109)	-	-	(33,109)
Total	483,276	14,764	81,850	579,892

INCOME BEFORE INCOME TAXES	1,041,653	508,896	(220,912)	1,329,637

Income taxes	20,708	210,406	(83,562)	147,552

CONSOLIDATED NET INCOME	1,020,945	298,490	(137,350)	1,182,085

Preferred dividend requirements of subsidiaries	17,329	-	5,000	22,329

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$1,003,616	$298,490	$(142,350)	$1,159,756

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$5.65	$1.68	$(0.80)	$6.53
DILUTED	$5.63	$1.68	$(0.80)	$6.51

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				177,612,730
DILUTED				178,156,757

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,595,145	$-	$(2,686)	$8,592,459
Natural gas	140,704	-	-	140,704
Competitive businesses	-	2,363,877	(25,517)	2,338,361
Total	8,735,849	2,363,877	(28,203)	11,071,524

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,189,840	334,896	(878)	2,523,859
Purchased power	1,472,923	57,078	(42,686)	1,487,315
Nuclear refueling outage expenses	105,227	150,290	-	255,516
Asset impairment	-	355,524	-	355,524
Other operation and maintenance	1,992,590	929,182	11,875	2,933,646
Decommissioning	110,213	83,019	-	193,233
Taxes other than income taxes	435,127	111,322	1,512	547,961
Depreciation and amortization	925,933	187,032	4,567	1,117,532
Other regulatory charges (credits) - net	211,452	-	-	211,452
Total	7,443,305	2,208,343	(25,610)	9,626,038

OPERATING INCOME	1,292,544	155,534	(2,593)	1,445,486

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	91,323	-	-	91,323
Interest and investment income	165,416	107,730	(129,907)	143,239
Miscellaneous - net	(28,739)	(28,181)	(10,940)	(67,861)
Total	228,000	79,549	(140,847)	166,701

INTEREST EXPENSE
Interest expense	500,055	30,295	31,781	562,131
Allowance for borrowed funds used during construction	(38,750)	-	-	(38,750)
Total	461,305	30,295	31,781	523,381

INCOME BEFORE INCOME TAXES	1,059,239	204,788	(175,221)	1,088,806

Income taxes	36,814	3,355	81,683	121,852

CONSOLIDATED NET INCOME	1,022,425	201,433	(256,904)	966,954

Preferred dividend requirements of subsidiaries	17,329	2,562	970	20,861

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$1,005,096	$198,871	$(257,874)	$946,093

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$5.68	$1.13	$(1.46)	$5.35
DILUTED	$5.65	$1.12	$(1.45)	$5.32

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				176,944,489
DILUTED				177,975,165

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2013 vs. 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$(556,402)	$-	$(970)	$(557,372)
Natural gas	(2,556)	-	-	(2,556)
Competitive businesses	-	15,914	(216)	15,698
Total	(558,958)	15,914	(1,186)	(544,230)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(546,939)	32,220	(807)	(515,527)
Purchased power	(205,177)	60,595	1,229	(143,353)
Nuclear refueling outage expenses	8,983	(22,065)	-	(13,081)
Asset impairment	-	(355,524)	-	(355,524)
Other operation and maintenance	116,459	27,259	650	144,370
Decommissioning	2,748	(10,018)	-	(7,271)
Taxes other than income taxes	8,259	15,297	(293)	23,262
Depreciation and amortization	60,693	(12,814)	(165)	47,713
Other regulatory charges (credits )- net	(31,416)	-	-	(31,416)
Total	(586,390)	(265,050)	614	(850,827)

OPERATING INCOME	27,432	280,964	(1,800)	306,597

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(10,121)	-	-	(10,121)
Interest and investment income	(16,819)	(4,667)	3,337	(18,149)
Miscellaneous - net	3,893	12,280	2,841	19,015
Total	(23,047)	7,613	6,178	(9,255)

INTEREST EXPENSE
Interest expense	16,330	(15,531)	50,069	50,870
Allowance for borrowed funds used during construction	5,641	-	-	5,641
Total	21,971	(15,531)	50,069	56,511

INCOME BEFORE INCOME TAXES	(17,586)	304,108	(45,691)	240,831

Income taxes	(16,106)	207,051	(165,245)	25,700

CONSOLIDATED NET INCOME	(1,480)	97,057	119,554	215,131

Preferred dividend requirements of subsidiaries	-	(2,562)	4,030	1,468

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$(1,480)	$99,619	$115,524	$213,663

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$(0.03)	$0.55	$0.66	$1.18
DILUTED	$(0.02)	$0.56	$0.65	$1.19

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended March 31, 2013 vs. 2012
(Dollars in thousands)
(Unaudited)

	2013	2012	Variance

OPERATING ACTIVITIES
Consolidated net income (loss)	$166,982	$(146,740)	$313,722
Adjustments to reconcile consolidated net income (loss) to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	472,933	450,009	22,924
Deferred income taxes, investment tax credits, and non-current taxes accrued	98,671	38,858	59,813
Asset impairment	-	355,524	(355,524)
Changes in working capital:
Receivables	(29,845)	156,202	(186,047)
Fuel inventory	(5,147)	(20,213)	15,066
Accounts payable	(40,861)	(145,599)	104,738
Prepaid taxes and taxes accrued	(35,648)	(89,583)	53,935
Interest accrued	(30,570)	(32,194)	1,624
Deferred fuel	(2,149)	77,405	(79,554)
Other working capital accounts	(151,958)	(34,753)	(117,205)
Changes in provisions for estimated losses	(245,972)	(15,030)	(230,942)
Changes in other regulatory assets	167,634	60,857	106,777
Changes in pensions and other postretirement liabilities	32,696	(4,764)	37,460
Other	147,223	(49,479)	196,702
Net cash flow provided by operating activities	543,989	600,500	(56,511)

INVESTING ACTIVITIES
Construction/capital expenditures	(631,857)	(563,539)	(68,318)
Allowance for equity funds used during construction	13,672	25,448	(11,776)
Nuclear fuel purchases	(145,168)	(201,059)	55,891
Changes in transition charge account	1,601	940	661
NYPA value sharing payment	(71,736)	(72,000)	264
Payments to storm reserve escrow account	(2,219)	(1,483)	(736)
Receipts from storm reserve escrow account	252,482	861	251,621
Decrease (increase) in other investments	(44,298)	93,786	(138,084)
Proceeds from nuclear decommissioning trust fund sales	398,010	535,551	(137,541)
Investment in nuclear decommissioning trust funds	(432,247)	(567,780)	135,533
Net cash flow used in investing activities	(661,760)	(749,275)	87,515

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	564,717	1,034,945	(470,228)
Mandatorily redeemable preferred membership units of subsidiary	-	51,000	(51,000)
Treasury stock	8,102	32,826	(24,724)
Retirement of long-term debt	(849,860)	(859,648)	9,788
Changes in credit borrowings and commercial paper - net	277,886	32,782	245,104
Dividends paid:
Common stock	(147,902)	(146,674)	(1,228)
Preferred stock	(5,582)	(5,582)	-
Net cash flow provided by (used in) financing activities	(152,639)	139,649	(292,288)

Effect of exchange rates on cash and cash equivalents	772	(310)	1,082

Net increase (decrease) in cash and cash equivalents	(269,638)	(9,436)	(260,202)

Cash and cash equivalents at beginning of period	532,569	694,438	(161,869)

Cash and cash equivalents at end of period	$262,931	$685,002	$(422,071)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$138,217	$134,655	$3,562
Income taxes	$12,341	$35,992	$(23,651)

Entergy Corporation

Consolidated Cash Flow Statement
Twelve Months Ended March 31, 2013 vs. 2012
(Dollars in thousands)
(Unaudited)

	2013	2012	Variance

OPERATING ACTIVITIES
Consolidated net income	$1,182,085	$966,954	$215,131
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	1,794,573	1,773,053	21,520
Deferred income taxes, investment tax credits, and non-current taxes accrued	33,334	(414,955)	448,289
Asset impairment	-	355,524	(355,524)
Changes in working capital:
Receivables	(200,249)	81,582	(281,831)
Fuel inventory	3,462	(2,312)	5,774
Accounts payable	97,959	(123,171)	221,130
Prepaid taxes and taxes accrued	109,419	554,377	(444,958)
Interest accrued	2,776	1,612	1,164
Deferred fuel	(179,541)	88,267	(267,808)
Other working capital accounts	(269,194)	109,416	(378,610)
Changes in provisions for estimated losses	(255,750)	(25,337)	(230,413)
Changes in other regulatory assets	(291,651)	(661,276)	369,625
Changes in pensions and other postretirement liabilities	681,559	1,148,655	(467,096)
Other	174,992	(446,173)	621,165
Net cash flow provided by operating activities	2,883,774	3,406,216	(522,442)

INVESTING ACTIVITIES
Construction/capital expenditures	(2,742,968)	(2,117,005)	(625,963)
Allowance for equity funds used during construction	84,355	94,411	(10,056)
Nuclear fuel purchases	(502,069)	(541,577)	39,508
Payment for purchase of plant	(456,356)	(646,137)	189,781
Proceeds from sale of assets and businesses	-	6,531	(6,531)
Changes in securitization account	4,926	(12,680)	17,606
NYPA value sharing payment	(71,736)	(72,000)	264
Payments to storm reserve escrow account	(9,693)	(6,172)	(3,521)
Receipts from storm reserve escrow account	279,505	861	278,644
Decrease (increase) in other investments	(122,909)	103,375	(226,284)
Litigation proceeds for reimbursement of spent nuclear fuel storage costs	109,105	-	109,105
Proceeds from nuclear decommissioning trust fund sales	1,936,514	1,403,215	533,299
Investment in nuclear decommissioning trust funds	(2,060,956)	(1,512,125)	(548,831)
Net cash flow used in investing activities	(3,552,282)	(3,299,303)	(252,979)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	3,008,133	3,614,382	(606,249)
Mandatorily redeemable preferred membership units of subsidiary	-	51,000	(51,000)
Common stock and treasury stock	38,162	66,731	(28,569)
Retirement of long-term debt	(3,120,445)	(3,018,936)	(101,509)
Repurchase of common stock	-	(180,228)	180,228
Redemption of subsidiary common and preferred stock	-	(30,308)	30,308
Changes in credit borrowings and commercial paper - net	932,779	(41,963)	974,742
Dividends paid:
Common stock	(590,437)	(587,601)	(2,836)
Preferred stock	(22,329)	(21,500)	(829)
Net cash flow provided by (used in) financing activities	245,863	(148,423)	394,286

Effect of exchange rates on cash and cash equivalents	574	275	299

Net increase (decrease) in cash and cash equivalents	(422,071)	(41,235)	(380,836)

Cash and cash equivalents at beginning of period	685,002	726,237	(41,235)

Cash and cash equivalents at end of period	$262,931	$685,002	$(422,071)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$549,687	$502,363	$47,324
Income taxes	$25,563	$38,330	$(12,767)